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EXHIBIT 10.36

         LOAN AGREEMENT
(Reconstruction of Gulfstream Park, Florida)

         December 9, 2004

TABLE OF CONTENTS

ARTICLE 1 ARTICLE DEFINITIONS
1.1	Definitions	2
1.2	Time	18
1.3	Calculation of Interest and Fees	18
1.4	Currency	18
1.5	Governing Law	19
1.6	Inconsistencies	19
1.7	Non-Business Days	19
1.8	Late Payments	19
1.9	Accounting Terms	19
1.10	Interpretation Not Affected By Headings, Etc.	19
1.11	Rules of Construction	20
1.12	Severability	20
1.13	Schedules	20
ARTICLE 2 THE LOAN
2.1	Loan Amount	21
2.2	Advances	21
2.3	Holdbacks	22
2.4	Holdback Advances	22
2.5	Advance Payments	22
2.6	Evidences of Advances	23
2.7	Termination	23
2.8	Term	23
2.9	Cost Consultant	23
ARTICLE 3 PAYMENTS AND INTEREST
3.1	Repayment	24
3.2	Prepayment	24
3.3	Gulfstream Prepayment	24
3.4	General Prepayment	27
3.5	Interest	28
3.6	Unwinding Costs	28
3.7	Application of Expropriation Proceeds	28
3.8	Interest on Fees and Other Charges	29
3.9	Set-Off and Counterclaim	29
3.10	Costs, Expenses, Etc.	29
3.11	Payment of the Borrower's Expenses	30
3.12	Maximum Interest Rate	30

i

3.13	Payments Free of Withholding Taxes	31
ARTICLE 4 ADVANCES UNDER THE LOAN
4.1	First Advance	32
4.2	Subsequent Advances	37
ARTICLE 5 SECURITY FOR LOAN
5.1	General	39
5.2	Right to Substitute Security for the Aventura Property	41
5.3	Development of the Mixed-Use Property	41
5.4	Alternative Gaming	42
ARTICLE 6 REPRESENTATIONS AND WARRANTIES
6.1	Borrower's and Guarantors' Representations and Warranties	43
6.2	Survival of Borrower's and Guarantors' Representations	53
6.3	Lender's Representations and Warranties	54
ARTICLE 7 AFFIRMATIVE COVENANTS
7.1	Covenants	54
ARTICLE 8 NEGATIVE COVENANTS
8.1	Negative Covenants	65
ARTICLE 9 EVENTS OF DEFAULT; ACCELERATION OF INDEBTEDNESS
9.1	Events of Default	70
9.2	Acceleration; Remedies	75
9.3	Waiver of Certain Rights	76
ARTICLE 10 MISCELLANEOUS
10.1	Notices	77
10.2	Amendment and Waiver	78
10.3	Further Assurances	78
10.4	Enforcement and Waiver by the Lender	79
10.5	Execution in Counterparts	79
10.6	Assignment	79
10.7	Disclosure of Information to Potential Permitted Lender Assignees	80

ii

10.8	Right to Cure	80
10.9	Forbearance by the Lender Not a Waiver	80
10.10	Waiver of Statute of Limitations and Other Defenses	80
10.11	Relationship and Indemnity	81
10.12	Successors and Assigns Bound; Joint and Several Liability; Agents; and Captions	81
10.13	Loss of Gulfstream Note	81
10.14	Time of Essence	82
10.15	Service of Process/Venue	82
10.16	Jury Trial Waiver	82
10.17	Final Agreement/Modification	82
10.18	Continuing Agreement	83
10.19	No Third Party Beneficiaries	83
10.20	Appointment of Administrative Agent	83
10.21	No Brokers	83
10.22	Certain Provisions relating to the Guarantors	83
10.23	ACKNOWLEDGMENT	84

iii

LOAN AGREEMENT

        THIS AGREEMENT made as of the 9th day of December, 2004.

BETWEEN:

    GULFSTREAM PARK RACING ASSOCIATION, INC.
    a corporation incorporated under the laws of the State of Florida

    (hereinafter called the "Borrower"),

OF THE FIRST PART;

    — and —

    MID ISLANDI SF.,
    a partnership formed under the laws of Iceland, acting through its Zug branch

    (hereinafter called the "Lender"),

OF THE SECOND PART;

    — and —

    MEC PENNSYLVANIA RACING, INC.,
    a corporation incorporated under the laws of the Commonwealth of Pennsylvania

    (hereinafter called "MEC Pennsylvania" or "The Meadows Owner"),

OF THE THIRD PART;

    — and —

    WASHINGTON TROTTING ASSOCIATION, INC.,
    a corporation incorporated under the laws of the State of Delaware

    (hereinafter called "Washington Trotting"),

OF THE FOURTH PART;

    — and —

    MOUNTAIN LAUREL RACING, INC.,
    a corporation incorporated under the laws of the State of Delaware

    (hereinafter called "Mountain Laurel") (MEC Pennsylvania, Washington Trotting and Mountain Laurel are hereinafter collectively called the "Guarantors", and individually a "Guarantor")

OF THE FIFTH PART.

WITNESSES THAT:

        WHEREAS the Borrower is the Fee Simple owner of the Gulfstream Property and the Aventura Property, in each case as hereinafter defined;

        AND WHEREAS the Borrower has requested that the Lender provide the Borrower a term credit facility in the initial aggregate principal amount of up to One Hundred and Fifteen Million Dollars ($115,000,000) plus the Lender's Costs, as such amount may be increased through the accrual of interest in accordance with and subject to the terms hereof, for the purpose of financing the reconstruction (the "Reconstruction") of the Gulfstream Park Race Track clubhouse/grandstand facility and backstretch and related site works (collectively, the "Gulfstream Facilities"), currently comprising part of the Gulfstream Property;

        AND WHEREAS the Lender has agreed to make available such financing to be used solely for the purpose of financing the Construction Costs of the Reconstruction and the Costs of the Lender, including the reimbursement of the Borrower for Construction Costs of the Reconstruction already incurred and funded by the Borrower and for no other purpose, whether related to the Gulfstream Property or otherwise;

        NOW THEREFORE in consideration of the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto agree as follows:

ARTICLE 1

ARTICLE DEFINITIONS

1.1    Definitions

        As used herein, the following capitalized terms shall have the respective meanings set forth below:

(a)	"Additional Financing" means the financing, if any, required by the Guarantors in connection with the redevelopment of The Meadows Property, including the costs associated with a slots gaming licence, slot machines, and furniture, fixtures and equipment relating thereto, up to a maximum amount of One Hundred and Ten Million Dollars ($110,000,000) plus accrued interest and lender expenses;

(b)	"Additional Financing Inter-Creditor Agreement" has the meaning ascribed thereto in Section 3.3;
(c)	"Administrative Agent" has the meaning ascribed thereto in Section 10.20;
(d)	"Advance" means the First Advance and any Subsequent Advances (including a Holdback Advance);
(e)
"Affiliate" shall mean, with respect to any Person, each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person; provided, however, that in no case shall any Administrative Agent or any Lender be deemed to be an Affiliate of the Borrower or any of the Guarantors for purposes of this Agreement. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise;
(f)
"Applicable Legal Requirement" means any Governmental Rule which could be reasonably expected to be generally followed by any Person with operations comparable to those which are or have been conducted by any of the Borrower and/or any of the Guarantors, as applicable, or to any of the operations now or previously conducted at any of the Properties and/or The Meadows Property, as applicable;
(g)
"Architect" means BRPH Company — Engineers, Inc., or such other Person acceptable to the Lender, acting reasonably, who is engaged in architectural work and who is a member or licensee in good standing of the Florida Association of the American Institute of Architects or any successor thereto;
(h)	"Aventura Lands" means the lands of approximately 39.2 acres, in the City of Aventura, Miami-Dade County, Florida, legally described on Schedule 1.1(h);
(i)
"Aventura Property" means the Aventura Lands, and all improvements now or hereafter located on the Aventura Lands, together with all tangible and intangible property of the Borrower now or hereafter owned or leased by the Borrower in connection with the Aventura Lands or the improvements now or hereafter thereon;
(j)
"Aventura Property Purchase and Sale Agreement" means the agreement of purchase and sale between the Borrower, as vendor, and the City of Aventura, as purchaser, in respect of six acres of the Aventura Property;

(k)	"Bankruptcy Code" has the meaning ascribed thereto in Section 9.1(f);
(l)
"Base Rate" means, for any day, the annual rate of interest equal to the greater of (i) the rate which the Bank of Montreal establishes at its principal office in Toronto, Ontario as the reference rate of interest in order to determine interest rates it will charge on such day for commercial loans in U.S. dollars made to its customers in Canada and which it refers to as its "Base Rate", and (ii) the Federal Funds Effective Rate on such day plus 1% per annum, such rate to be adjusted automatically and without the necessity of any notice to the Borrower upon each change to such rate;
(m)	"Borrower" means Gulfstream Park Racing Association, Inc. and its successors and permitted assigns;
(n)
"Borrower's and Guarantors' Counsel" means Osler, Hoskin & Harcourt LLP, or such other firm or firms of solicitors or counsel as are appointed by the Borrower and the Guarantors from time to time and notice of which is provided to the Lender;
(o)
"Borrower's and Guarantors' Florida Agent" means the Miami office of Akerman Senterfitt, or such other firm or firms of solicitors or agents in the State of Florida as are appointed by the Borrower and Guarantors from time to time and notice of which is provided to the Lender;
(p)
"Borrower's and Guarantors' Pennsylvania Agent" means the Pittsburgh office of Eckert Seamans Cherin & Mellott, LLC, or such other firm or firms of solicitors or agents in the Commonwealth of Pennsylvania as are appointed by the Borrower and Guarantor from time to time and notice of which is provided to the Lender;
(q)	"Borrower Incorporation Documents" has the meaning ascribed thereto in Section 6.1(f);
(r)
"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks are authorized or obligated to close under the laws of the United States of America or the State of Florida;
(s)
"Capital Lease Obligations" means the obligations of the Borrower to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall in each case be the capitalized amount thereof, determined in accordance with GAAP;

(t)	"Collateral" shall mean, collectively, all of the Property subject to the Encumbrances, or intended to be subject to the Encumbrances, created by the Security;
(u)
"Construction Contracts" means all contracts entered into by the Borrower or its agents with Persons for the supply by such Persons of construction services or materials for the Reconstruction or any part thereof or services or materials related thereto, including, without limitation, the Suitt Stipulated Lump Sum Contract and the Ranger Construction Stipulated Lump Sum Contract;
(v)
"Construction Costs" means all costs and expenses properly paid or due for the development, design, and construction of the Gulfstream Facilities or any part thereof as part of the Reconstruction and the financing of same, (but excluding all costs and expenses relating to the development, design and construction of the racing surfaces and excluding the Gulfstream FF&E), including, without limiting the generality of the foregoing:
(i)	payments made to general contractors, trade contractors and/or subcontractors and material suppliers pursuant to contracts relating directly to the construction and lease-up of the Reconstruction;
(ii)	on-site costs incurred by or on behalf of the Borrower, including the cost of full-time on-site employees;
(iii)	reasonable professional and consulting fees and expenses such as architectural, engineering, leasing, surveying, design, legal and accounting fees and expenses;
(iv)	costs of building permits, water and sewer connection or usage fees, municipal levies, hydro fees and other similar expenses, temporary utilities, traffic signalization and landscaping;
(v)	all expenses relating to construction insurance, necessary surety and other performance bonds;
(vi)	underwriting and financing fees, including letters of credit, standby fees, commitment fees, hedging fees and other finance placement costs; and
(vii)
interest at the rate applicable from time to time on the principal amount outstanding hereunder for the payment of those items listed in clauses (i) through (vi) of this definition to the end of the previous month;
(w)	"Cost Consultant" has the meaning ascribed thereto in Section 2.9;
(x)	"Cost Retainer" has the meaning ascribed thereto in Section 3.10;
(y)	"Costs" has the meaning ascribed thereto in Section 3.10;

(z)	"EBITDA" means the earnings of a Person before interest, taxes, depreciation and amortization;
(aa)
"Employee Benefit Plan" shall mean any employee benefit plan within the meaning of section 3(3) of ERISA maintained or contributed to by Borrower or any Guarantor or any ERISA Affiliate, other than a Multiemployer Plan;
(bb)
"Encumbrance" means any mortgage, lien, pledge, assignment by way of security, charge, security interest, lease intended as security, title retention agreement, statutory right reserved in any Governmental Body, registered lease of real property, hypothecation, levy, execution, seizure, attachment, garnishment or other similar encumbrance;
(cc)
"Environment" means soil, land, surface and subsurface strata, surface waters, groundwaters, drinking water supply, stream sediments, ambient air (including air in buildings, natural or man-made structures), all layers of the atmosphere, all inorganic and organic matter and living organisms (including humans), all natural resources and the interacting natural systems that include the foregoing listed components;
(dd)
"Environmental Consent" means any consent, approval, permit, licence, Order, filing, authorization, exemption, registration, ratification, permission, waiver, reporting or notice requirement and any other related agreement or communications whatsoever issued, granted or given or otherwise made available by or under the authority of any Governmental Authority regarding environmental matters or under any Environmental Law;
(ee)
"Environmental Damages" means all claims, judgments, damages, losses, penalties, liabilities (including strict liability), fines, charges, costs and expenses, including costs of investigation, remediation, defense, settlement and reasonable attorneys' fees and expenses and reasonable consultants' fees, that are incurred at any time as a result of the existence of any Hazardous Materials at, on, upon, about or beneath any of the Properties and/or The Meadows Property or migrating or threatening to migrate to or from any such real property, or arising from any investigation, Proceeding or remediation of any location at which the Borrower and/or any Guarantor, any predecessor in title or any employees, agents, contractors or subcontractors of the Borrower and/or any Guarantor or any predecessor in title, or any third persons at any time occupying or present on an the Properties and/or The Meadows Property, are alleged to have directly or indirectly disposed of Hazardous Materials or arising in any manner whatsoever in violation of Environmental Laws;
(ff)
"Environmental Disclosure" means the text of the Gulfstream Environmental Report, including the attachments thereto but excluding the underlying documents referred to in the Gulfstream Environmental Report;

(gg)	"Environmental Laws" means any Applicable Legal Requirement that requires or relates to:
(i)
notifying appropriate authorities, employees or the public of the presence of or intended or actual Releases of Hazardous Materials or violations of discharge limits or other prohibitions or of the commencement of activities, such as resource extraction or construction, that could have an impact on the Environment;
(ii)	preventing or reducing to acceptable levels the presence of or Release of Hazardous Materials in or into the Environment;
(iii)	reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;
(iv)	protecting the Environment including regulating, limiting or restricting Releases of Hazardous Materials and protecting resources, species, or visual or ecological amenities;
(v)	the transportation, use and disposal of Hazardous Materials or other potentially harmful substances;
(vi)	remediating Hazardous Materials that have been Released or are in the Environment, preventing the Threat of Release or paying the costs of such remediation; or
(vii)
making responsible Persons or polluting Persons pay private parties or third parties, or groups of them, for damages done to their health or the Environment or permitting representatives of the public to recover for injuries done to public assets or to obtain any other remedies whatsoever;
and includes all Environmental Consents;
(hh)	"Environmental or Safety Liability" means any Loss arising from, under, or in connection with any of the following:
(i)
any environmental or safety matter or condition (including the presence, use, generation, manufacture, disposal or transport of Hazardous Materials, on-site or off-site contamination, safety or health matters, noise, odour, nuisance or the regulation of any chemical substance or product);
(ii)
responsibility, financial or otherwise, under any Environmental Law or Safety Law for clean-up costs or corrective action, including any clean-up, removal, containment or other remediation or response actions required by any Environmental Law or Safety Law (whether or not such actions have been required or requested by any Governmental Authority or any other Person) and for any natural resource damages; or

(iii)	any other compliance, corrective, remedial or other measure or cost required or lawfully imposed under any Environmental Law or Safety Law;
(ii)	"ERISA" means the Employee Retirement Income Security Act of 1974, as amended;
(jj)	"ERISA Affiliate" means any Person which is treated as a single employer with Borrower or any Guarantor under Section 414 of the IRC;
(kk)	"Event of Default" has the meaning ascribed thereto in Section 9.1;
(ll)
"Federal Funds Effective Rate" means, for any day, the annual rate of interest equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by an agent for the Lender from three United States of America federal funds brokers of recognized standing selected by it;
(mm)	"First Advance" has the meaning ascribed thereto in Section 4.1;
(nn)	"First Advance Date" has the meaning ascribed thereto in Section 4.1(a);
(oo)	"GAAP" means, at any time, generally accepted accounting principles in effect from time to time in the United States of America as applied in a consistent manner from period to period;
(pp)	"General Pre-Payment Amount" has the meaning ascribed thereto in Section 3.4;
(qq)	"General Pre-Payment Make-Whole Amount" has the meaning ascribed thereto in Section 3.4;
(rr)
"Governmental Authority" shall mean (a) any nation, state, county, city, town, borough, village, district or other jurisdiction; (b) any federal, state, local, municipal, foreign or other government; (c) any governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental power); (d) any body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, regulatory or taxing authority or power, including the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Comptroller of the Currency, any central bank or any comparable authority; or (e) any official of the foregoing;

(ss)
"Governmental Authorizations" means any permit (including a building permit), licence, registration, approval (including a development approval or a platting or land subdivision approval), finding of suitability, authorization, plan, directive, order, consent, exemption, waiver, consent order or consent decree of or from, or notice to, action by or filing with, any Governmental Authority;
(tt)
"Governmental Body" means any government, parliament, legislature, or any regulatory authority, agency, commission or board of any government, parliament or legislature, or any court or (without limitation to the foregoing) any other law, regulation or rule-making entity (including, without limitation, any central bank, fiscal or monetary authority or authority regulating banks), having jurisdiction in the relevant circumstances over a Person or such Person's property, or any Person acting under the authority of any of the foregoing (including, without limitation, any arbitrator);
(uu)
"Governmental Rule" means any applicable federal, state, provincial, regional, local, municipal, foreign or other law, treaty, constitution, statute, regulation, by-law, common law, principle of common law, code, ordinance, policy, circular, guideline, rule, Order or any other instrument, declaration or statement of a Governmental Authority provided that if the same does not have the force of law, it is generally expected to be complied with by those to whom it is addressed by the authority enacting or responsible for implementing the same;
(vv)	"Guarantor Incorporation Documents" has the meaning ascribed thereto in Section 6.1(g);
(ww)	"Guarantors" means, collectively, The Meadows Owner and the Meadows Operators; and "Guarantor" means any one of the Guarantors;
(xx)	"Gulfstream/Aventura Mortgage" has the meaning ascribed thereto in Section 5.1(b);
(yy)	"Gulfstream/Aventura Assignment of Leases and Rents" has the meaning ascribed thereto in Section 5.1(c);
(zz)	"Gulfstream/Aventura Assignment of Material Agreements" has the meaning ascribed thereto in Section 5.1(d);
(aaa)	"Gulfstream/Aventura Environmental Indemnity" has the meaning ascribed thereto in Section 5.1(f);

(bbb)	"Gulfstream/Aventura General Security Agreement" has the meaning ascribed thereto in Section 5.1(e);
(ccc)	"Gulfstream Development Agreement" means the construction agreement, dated March 3, 2002, between the City of Hallandale Beach and the Borrower, relating to the development of the Gulfstream Property;
(ddd)	"Gulfstream Environmental Report" has the meaning ascribed thereto in Section 7.1(w);
(eee)	"Gulfstream Facilities" has the meaning ascribed thereto in the second recital hereof;
(fff)
"Gulfstream Facilities Completion Date" means the first day of the month following the earliest of: (i) the date on which the Gulfstream Facilities are to be opened to the public for business; (ii) the date that is four (4) months following completion of construction of the Gulfstream Facilities (for greater certainty, excluding the Gulfstream FF&E), as determined by the Lender, acting reasonably; and (iii) January 31, 2006;
(ggg)	"Gulfstream FF&E" means the furniture, fixtures, equipment, machinery and all process related additions to the building relating to the Gulfstream Facilities;
(hhh)	"Gulfstream Guarantee Fee" has the meaning ascribed thereto in Section 5.1(h);
(iii)	"Gulfstream Guarantee and Indemnity" has the meaning ascribed thereto in Section 5.1(h);
(jjj)
"Gulfstream Lands" means the lands comprised of approximately 214.8 acres (including the Mixed-Use Lands) and having a building area of approximately 350,000 square feet for the clubhouse and grandstand plus approximately 240,000 square feet for the backstretch, upon which the Gulfstream Facilities are to be reconstructed, located in Broward County and Miami-Dade County, Florida, and legally described on Schedule 1.1(jjj);
(kkk)	"Gulfstream Make-Whole Amount" has the meaning ascribed thereto in Section 3.3;
(lll)	"Gulfstream Maturity Date" has the meaning ascribed thereto in Section 2.8;
(mmm)	"Gulfstream Note" has the meaning ascribed thereto in Section 5.1(a);
(nnn)	"Gulfstream Pre-Payment Amount" has the meaning ascribed thereto in Section 3.3;

(ooo)	"Gulfstream Pre-Payment Notice" has the meaning ascribed thereto in Section 3.3;
(ppp)
"Gulfstream Property" means the Gulfstream Lands, and all improvements (including without limitation the Gulfstream Facilities) now or hereafter located on the Gulfstream Lands, together with all tangible and intangible property of the Borrower now or hereafter owned or leased by the Borrower in connection with the Gulfstream Lands or the improvements now or hereafter thereon;
(qqq)	"Gulfstream Repayment Commencement Date" has the meaning ascribed thereto in Section 3.1;
(rrr)	"Gulfstream Restricted Payment Release Conditions" has the meaning ascribed thereto in Section 8.1(t);
(sss)	"Gulfstream/Aventura Title Policy" has the meaning ascribed thereto in Section 4.1(r);
(ttt)	"Gulfstream Unamortized Amount" means, at any time and from time to time, the outstanding principal amount of the Loan, including accrued interest and Costs of the Lender, at such time;
(uuu)	"H.15 Statistical Release" has the meaning ascribed thereto in Section 3.4;
(vvv)
"Hazardous Activity" shall include the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of contaminated groundwater) of Hazardous Materials in, on, under, about and from any of the Properties and/or The Meadows Property or any part thereof and any other act, business or operation that poses a material risk of harm, to Persons or property on or off the Properties and/or The Meadows Property;
(www)
"Hazardous Material" shall mean any solid, liquid, gas, odour, heat, vibration, radiation or combination of any of them that may have an adverse effect on the Environment, and includes all wastes, pollutants, contaminants and each hazardous, toxic, radioactive, noxious, flammable, corrosive or caustic matter or substance, including any substance, material or waste which is or is expected to be regulated by any Governmental Authority and including any material, substance or waste which is defined as a "contaminant" or "pollutant" or as "hazardous", "toxic", "harmful" or "dangerous" under any provision of any Environmental Law or Safety Law, and including petroleum, petroleum products, asbestos, asbestos-containing material, urea
(xxx)	"Holdback Advance" has the meaning ascribed thereto in Section 2.4;

(yyy)	"Indebtedness" has the meaning ascribed thereto in Section 5.1;
(zzz)	"Independent Investment Banker" has the meaning ascribed thereto in Section 3.4;
(aaaa)
"Interest Rate" means: (a) from the date of the First Advance until the Gulfstream Facilities Completion Date, a floating rate equal to 2.55% above MID's notional per annum cost of one month LIBOR borrowings under its principal floating rate credit facility (as designated by MID from time to time) to the extent that MID is able to determine such rate under its floating rate credit facility, and otherwise 2.55% above MID's notional per annum cost of Base Rate borrowings under its floating rate credit facility, in each case, compounded monthly and (b) from and after the Gulfstream Facilities Completion Date until the Gulfstream Maturity Date, a fixed rate of 10.5% per annum, compounded semi-annually;
(bbbb)	"IRC" means the Internal Revenue Code of 1986, as amended;
(cccc)	"JV Ground Lease" has the meaning ascribed thereto in Section 5.3;
(dddd)	"JV Inter-Creditor Agreement" has the meaning ascribed thereto in Section 5.3;
(eeee)	"Lender" means MID Islandi sf., a partnership formed under the laws of Iceland, acting through its Zug Branch, and its successors and permitted assigns;
(ffff)
"Lender's Counsel" means Davies Ward Phillips & Vineberg LLP, or such other firm or firms of solicitors or counsel as are appointed by the Lender from time to time and notice of which is provided to the Borrower and the Guarantors;
(gggg)
"Lender's Florida Agent" means the Miami office of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., or such other firm or firms of solicitors or agents in the State of Florida as are appointed by the from time to time and notice of which is provided to the Borrower and the Guarantors;
(hhhh)
"Lender's Pennsylvania Agent" means the Pittsburgh office of Pepper Hamilton LLP, or such other firm or firms of solicitors or agents in the Commonwealth of Pennsylvania as are appointed by the Lender from time to time and notice of which is provided to the Borrower and the Guarantors;
(iiii)
"Lender's Pre-Advance Expenses" means all reasonable and documented fees and charges, including legal fees and disbursements, closing costs, recording and notary fees and any other similar matters pertinent thereto incurred by the Lender and/or its advisors in connection with this Agreement and/or the Loan Documents on or prior to the date of the First Advance;

(jjjj)
"LIBOR" means, the rate of interest per annum, calculated on the basis of a year of 360 days, equal to the arithmetic mean, rounded upwards to the nearest whole multiple of one-sixteenth of one percent (if already not such a multiple), of the rates which appear on the Telerate Page 3750 on the Dow Jones Telerate Service (or any replacement page) as of 11:00 a.m. (London time) on the day which is two Business Days prior to the first day of the relevant interest period;
(kkkk)	"Loan" has the meaning ascribed thereto in Section 2.1;
(llll)
"Loan Amount" means the sum of One Hundred and Fifteen Million Dollars ($115,000,000) plus the Lender's Costs, as such amount may be increased through the accrual of interest in accordance with and subject to the terms hereof;
(mmmm)	"Loan Documents" means, collectively, this Agreement, the Security and all other documents and agreements delivered pursuant hereto and thereto;
(nnnn)
"Loss" means any liability, cost, damage, Environmental Damage, loss, obligation, claim, action, suit, fine, penalty, judgment, award, legal or administrative proceeding, other Proceeding, demand or response, remedial or inspection cost or expense, amount paid in settlement, interest, and expense (including reasonable and documented legal or consulting fees, court costs and other out-of-pocket expenses incurred by or on behalf of the Lender in investigating, preparing or defending the foregoing);
(oooo)	"Margin Stock" has the meaning ascribed hereto in Section 6.1(ll);
(pppp)
"Material Adverse Change" means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or of any Guarantor, or of either of the Properties, or The Meadows Property;
(qqqq)
"Material Adverse Effect" means an event, occurrence or condition which has a material adverse effect on (i) the business, assets, operations, liabilities, prospects or financial or other condition of the Borrower and/or any of the Guarantors, (ii) the ability of the Borrower to complete the Reconstruction, (ii) the ability of the Borrower and/or any of the Guarantors to pay the Indebtedness or perform any of its obligations in accordance with the terms of this Agreement and the other Loan Documents, (d) the rights and remedies of the Administrative Agent or any Lender under this Agreement or the other Loan Documents, (e) the value of the Collateral, or (f) the Lender's security interest in the Collateral or the

(rrrr)
"Material Agreements" means: (i) the Construction Contracts; (ii) the Gulfstream Development Agreement; (iii) the Aventura Property Purchase and Sale Agreement; (iv) other contracts, agreements, commitments or other documents materially affecting the use, development, leasing, construction and/or operation of either of the Properties and/or The Meadows Property; and (v) any contract, agreement, commitment or other document, the default under or the termination of which could reasonably be expected to result in a Material Adverse Change;
(ssss)	"MEC" means Magna Entertainment Corp., a corporation incorporated and subsisting under the laws of the State of Delaware;
(tttt)	"MID" means MI Developments Inc., a corporation incorporated under the laws of the Province of Ontario;
(uuuu)
"Mixed-Use Lands" means the lands of approximately 85.7 acres, forming part of the Gulfstream Lands, as more particularly described on Schedule B-1 of the Mixed-Use Property Pre-Development Agreement, that the Borrower proposes to develop for a mixed-use development;
(vvvv)
"Mixed-Use Property" means the Mixed-Use Lands, and all improvements now or hereafter located on the Mixed-Use Lands, together with all tangible and intangible property of the Borrower now or hereafter owned or leased by the Borrower in connection with the Mixed-Use Lands or the improvements now or hereafter thereon;
(wwww)
"Mixed-Use Property Pre-Development Agreement" means the pre-development management agreement, dated April 2, 2004, by and between the Borrower, as owner, and Forest City Commercial Group, Inc., as developer;
(xxxx)	"Multiemployer Plan" means any multiemployer plan within the meaning of section 3(37) of ERISA maintained or contributed to by the Borrower,
(yyyy)	"Negative Stock Pledge Agreement" has the meaning ascribed thereto in Section 5.1(g);
(zzzz)	"Occupancy Agreements" has the meaning ascribed thereto in Section 6.1(p);
(aaaaa)	"Order" means any order, injunction, judgment, decision, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator;
(bbbbb)	"Organizational Documents" has the meaning ascribed thereto in Section 6.1(g);

(ccccc)
"Permitted Encumbrances" means the encumbrances set out in Schedule 1.1(ccccc) hereto, any Purchase Money Security Interests up to a maximum aggregate amount (together with any Purchase Money Security Interests disclosed on Schedule 1.1(ccccc)) of $12,500,000, and any other encumbrances from time to time permitted by the Lender, in its sole and absolute discretion, in respect of any of the Properties and/or The Meadows Property;
(ddddd)	"Permitted Lender Assignee" has the meaning ascribed hereto in Section 10.6;
(eeeee)
"Person" means and includes an individual, a partnership, a corporation (including a business trust), a joint stock company, an unincorporated association, a limited liability company, a limited liability partnership, a joint venture, a trust or other entity or a Governmental Authority;
(fffff)	"Plans" has the meaning ascribed thereto in Section 7.1(h);
(ggggg)	"Pre-Payment Date" has the meaning ascribed thereto in Section 3.4;
(hhhhh)
"Proceeding" means any action, arbitration, audit, claim, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator;
(iiiii)	"Properties" means, collectively, the Gulfstream Property and the Aventura Property, and "Property" means any one of the Properties;
(jjjjj)
"Purchase Money Obligation" means any indebtedness, liabilities or obligations representing any unpaid part of, or incurred or assumed to pay or refinance the whole or any part of, the cost of acquisition of any property or asset acquired by the Borrower intended to be used in carrying on the business of the Borrower and any expenditures made for fixed improvements thereto, if such borrowing is incurred or assumed within 24 months after the acquisition of such property or asset or the making of such expenditures, as the case may be, including Capital Lease Obligations;
(kkkkk)
"Purchase Money Security Interest" means any Encumbrance to secure a Purchase Money Obligation, provided that: (i) the Encumbrance attaches solely to the property or asset acquired or purchased (excluding any acquired or purchased equity securities) and fixed improvements thereto; (ii) at the time of acquisition of such property or asset, the aggregate principal amount remaining unpaid on all Purchase Money Obligations secured by such Encumbrance on such property or assets whether or not assumed by the Borrower does not exceed an amount equal to the total purchase price of such property or assets; and (iii) such Purchase Money Obligations shall have been incurred within the limitations of this Agreement, together with any renewals or replacements of any such Encumbrances on such property or asset, provided that the amounts secured by such renewal or replacement Encumbrance does not increase above the original amount secured;

(lllll)
"Ranger Construction Stipulated Lump Sum Contract" means the stipulated lump sum contract (AIA A101-1997 Edition), dated April, 2004, between the Borrower and Ranger Construction South, a member of Vecellio Group, Inc.;
(mmmmm)	"Reconstruction" has the meaning ascribed thereto in the second recital hereof;
(nnnnn)
"Release" shall mean any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration or other movement on, into or through the Environment or on, into, through, over or out of any property;
(ooooo)	"Remaining Term" has the meaning ascribed thereto in Section 3.4;
(ppppp)	"Reportable Event" has the meaning given to that term under ERISA and applicable regulations thereunder;
(qqqqq)	"Request for Advance" means the request for an Advance under the Loan to be submitted by the Borrower in a form acceptable to the Lender;
(rrrrr)	"Securities" has the meaning ascribed thereto in Section 8.1(t)(iii);
(sssss)	"Security" has the meaning ascribed thereto in Section 5.1;
(ttttt)	"Subsequent Advance Date" means the date as defined in Section 4.2(a);
(uuuuu)	"Subsequent Advances" has the meaning ascribed thereto in Section 4.2;
(vvvvv)	"Substitute Aventura Security" has the meaning ascribed thereto in Section 5.2;
(wwwww)	"Substitute Meadows Security" has the meaning ascribed thereto in Section 3.3;
(xxxxx)
"Suitt Stipulated Lump Sum Construction Contract" means the stipulated lump sum contract (AIA A101 - 1997 Edition), dated August 2004, between Gulfstream Park Racing Association, Inc. and Suitt Construction Company, Inc.;
(yyyyy)	"Taxes" has the meaning ascribed thereto in Section 3.13(a);

(zzzzz)	"The Meadows Assignment of Leases and Rents" has the meaning ascribed thereto in Section 5.1(i)(ii);
(aaaaaa)	"The Meadows Assignment of Material Agreements" has the meaning ascribed thereto in Section 5.1(i)(iii);
(bbbbbb)
"The Meadows Construction Loan Agreement" means the construction loan agreement to be entered into between the Lender, as lender, the Guarantors, as borrowers, and the Borrower, as guarantor, pursuant to the term sheet dated as of December 8, 2004 between MID and MEC;
(cccccc)	"The Meadows Environmental Indemnity" has the meaning ascribed thereto in Section 5.1(i)(v);
(dddddd)	"The Meadows FF&E" means the furniture, fixtures, equipment, machinery and all process related additions to the building to be constructed in accordance with The Meadows Construction Loan Agreement;
(eeeeee)	"The Meadows General Security Agreement" has the meaning ascribed thereto in Section 5.1(i)(iv);
(ffffff)
"The Meadows Lands" means the lands of approximately 154 acres and having a building area of approximately 200,000 square feet, in the Township of North Strabane, County of Washington, Commonwealth of Pennsylvania, legally described on Schedule 1.1(ffffff);
(gggggg)	"The Meadows Lender" has the meaning ascribed thereto in Section 3.3;
(hhhhhh)
"The Meadows Loan Documents" means, collectively, The Meadows Construction Loan Agreement, the Security (as such term is defined in The Meadows Construction Loan Agreement) and all other documents and agreements delivered pursuant thereto;
(iiiiii)
"The Meadows Operating Lease" means the lease, dated April 5, 2001, between The Meadows Owner (then known as Ladbroke Pennsylvania Racing, Inc.), as lessor, and The Meadows Operators, as lessees, in respect of The Meadows Property;
(jjjjjj)	"The Meadows Operators" means, collectively, Washington Trotting and Mountain Laurel;
(kkkkkk)
"The Meadows Property" means The Meadows Lands, and all improvements now or hereafter located on The Meadows Lands, together with all tangible and intangible property of any of the Guarantors now or hereafter owned or leased by any of the Guarantors in connection with The Meadows Lands or the improvements now or hereafter thereon;

(llllll)	"The Meadows Second Mortgage" has the meaning ascribed thereto in Section 5.1(i)(i);
(mmmmmm)	"The Meadows Security" has the meaning ascribed thereto in Section 5.1;
(nnnnnn)	"The Meadows Title Policy" has the meaning ascribed thereto in Section 4.1(s);
(oooooo)	"Third Party Senior Lender" has the meaning ascribed thereto in Section 3.3;
(pppppp)	"Threat of Release" shall mean a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from Release;
(qqqqqq)	"Title Company" has the meaning ascribed thereto in Section 4.1(r);
(rrrrrr)	"Unmatured Event of Default" has the meaning ascribed thereto in Section 9.1; and
(ssssss)	"Voluntary Pre-Payment Notice" has the meaning ascribed thereto in Section 3.4.

1.2    Time

        All references in this Agreement and each of the other Loan Documents to a time of day shall mean Miami time, unless otherwise indicated.

1.3    Calculation of Interest and Fees

        All calculations of interest and fees under this Agreement and the other Loan Documents for any period (a) shall include the first day of such period and, provided that payment is received by Lender, as the case may be, by 11:00 a.m. on the due date for payment, shall exclude the last day of such period and (b) shall be calculated on the basis of a year of 360 days for actual days elapsed. At the written request of the Borrower, the Lender shall advise the Borrower of the floating rate of the Interest Rate in effect from time to time prior to the Gulfstream Facilities Completion Date.

1.4    Currency

        All dollar amounts expressed herein shall refer to the lawful currency of the United States of America.

1.5    Governing Law

        This Agreement shall be in accordance with and governed by the laws of the State of Florida and the laws of the United States of America applicable therein, without reference to conflict of interest rules.

1.6    Inconsistencies

        In the event of any inconsistency or conflict between the terms of this Agreement and the terms of any of the Security, the terms of this Agreement shall govern.

1.7    Non-Business Days

        Whenever any payment to be made hereunder shall be stated to be due or any action is required to be taken hereunder on a day which is not a Business Day, such payments shall be made or such action shall be taken, as the case may be, on the next succeeding Business Day and in the case of the payment of any monetary amount, such extension of time shall in such case be included for the purpose of computation of interest payable hereunder.

1.8    Late Payments

        If any payment on a Business Day required to be made hereunder by the Borrower is made after 11:00 a.m., such payment shall be deemed to have been made on the next Business Day.

1.9    Accounting Terms

        All accounting terms not specifically defined herein shall be construed in accordance with GAAP and, except as otherwise provided herein, all financial data and statements submitted pursuant to this Agreement shall be prepared in accordance with such principles.

1.10    Interpretation Not Affected By Headings, Etc.

        The division of this Agreement into Articles, Sections, Subsections, Paragraphs and Subparagraphs and the insertion of headings and an index are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Loan Agreement", "this Agreement", "hereof", "herein", and "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section, Subsection, Paragraph or Subparagraph or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

1.11    Rules of Construction

        Words importing the singular number only shall include the plural and vice-versa. Words importing the use of any gender shall include all genders. Words importing Persons shall include firms and corporations and vice versa. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein (including this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and permitted assigns, (c) unless otherwise expressly stated, all references in these Provisions to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, these Provisions, but all such references elsewhere in this Agreement shall be construed to refer to this Agreement apart from these Provisions, (d) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.12    Severability

        In the event that one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby; provided, however, that if any provision contained herein which materially affects the ability of the Borrower to perform its obligations hereunder and under the Security or materially affects the validity, value or enforceability of this Agreement or the Security shall be invalid, illegal or unenforceable, the Lender may, by written notice to the Borrower, elect to terminate its obligation to make any Advances hereunder. Each of the provisions of this Agreement is hereby declared to be separate and distinct.

1.13    Schedules

        The following schedules are attached hereto and are incorporated in and are deemed to be an integral part of this Agreement:

Schedule 1.1(h):	Legal Description of the Aventura Lands
Schedule 1.1(jjj):	Legal Description of the Gulfstream Lands
Schedule 1.1(ccccc):	Permitted Encumbrances
Schedule 1.1(ffffff):	Legal Description of The Meadows Lands

ARTICLE 2

THE LOAN

2.1    Loan Amount

        Subject to the terms and conditions of this Agreement, the Lender agrees to lend to the Borrower up to One Hundred and Fifteen Million Dollars ($115,000,000) plus the Lender's Costs, as such amount may be increased through the accrual of interest in accordance with and subject to the terms hereof (the "Loan"). The Loan may be used solely for the purpose of financing the Construction Costs and the Lender's Costs as herein contemplated and for no other purpose. Any Advances made and subsequently repaid may not be reborrowed.

2.2    Advances

        The Borrower shall be entitled to obtain Advances under the Loan upon the following terms and conditions:

  (a)
  the Borrower shall have given to the Lender notice of its intention to obtain an Advance in accordance with the provisions of Section 4.1 or 4.2, as the case may be;

  (b)
  Advances shall not occur more often than twice per month and shall be in amounts which are not less than Two Hundred and Fifty Thousand Dollars ($250,000) (other than the last Advance, which may be for a lesser amount);

  (c)
  the total of all Advances made hereunder shall not exceed One Hundred and Fifteen Million Dollars ($115,000,000) plus the Lender's Costs, exclusive of any deemed Subsequent Advances pursuant to which interest accrued and remaining unpaid prior to the Gulfstream Facilities Completion Date is accrued and added to the principal amount outstanding under the Loan in accordance with this Agreement;

  (d)
  the Borrower shall have satisfied, on or before the date of the First Advance, the conditions set out in Section 4.1 and have complied with the requirements of this Section;

  (e)
  the Borrower shall have satisfied, on or before the date of any Subsequent Advance, the conditions set out in Section 4.2 and have complied with the requirements of this Section for each Subsequent Advance;

  (f)
  no Unmatured Event of Default or Event of Default shall have occurred and be continuing; and

  (g)
  no Material Adverse Change shall have occurred.

2.3    Holdbacks

        Each Advance shall be subject to a holdback by the Lender in an amount determined by the Lender, acting reasonably, and taking into account applicable laws, the Construction Contracts and any other construction contracts relating to the Reconstruction, which holdback shall be advanced to the Borrower in accordance with the provisions of Section 2.4.

2.4    Holdback Advances

        Upon notification to the Lender by the Cost Consultant of the expiry of all applicable lien periods that relate to the Reconstruction, the Borrower shall be entitled to obtain, as an Advance under the Loan (herein called a "Holdback Advance"), the amounts held back pursuant to Section 2.3, but only upon and in compliance with the following terms and conditions:

  (a)
  the Borrower shall have delivered a Request for Advance at least five Business Days prior to the date of the Holdback Advance which Request for Advance shall reflect compliance with this Section 2.4 and shall otherwise be complete and acceptable to the Lender;

  (b)
  the Borrower shall, on or before the date of the Advance in question, have satisfied the conditions set out in Section 4.2 and no Unmatured Event of Default or Event of Default shall have occurred and be continuing; and

  (c)
  there shall not be any claims for Encumbrances (other than Permitted Encumbrances) registered against title to the applicable Property nor shall the Lender have received notice of any such claim and the Borrower shall have delivered to the Lender statutory declarations from all Persons entitled to payment under or through the Construction Contract in question to the effect that, subject to receipt of the holdback amounts in question, they have been fully paid for the work completed to the date thereof and waiving any rights they may have against the Lender in respect of non-payment for such work to date.

2.5    Advance Payments

        The proceeds of all Advances shall be paid to the Borrower by way of deposit into the Borrower's current account as specified to the Lender in writing from time to time, provided that the Lender may, upon the direction of the Borrower, pay all or part of such proceeds directly to a third party to the extent of any Construction Costs owed to such party which are the subject of such Advance. At its discretion, the Lender may make payment of all or part of such proceeds directly to a third party where necessary in order to preserve the priority of the Security. The Borrower acknowledges that all proceeds advanced hereunder are subject to the terms hereof, including the restrictions set out in Section 8.1(t).

2.6    Evidences of Advances

        The Lender shall maintain a book of account evidencing the indebtedness of the Borrower resulting from each Advance made from time to time and the amounts of principal, interest and other fees payable and paid, and the amount of interest accrued in accordance with the terms hereof, from time to time hereunder. In any legal action or proceeding in respect of this Agreement, the entries made in such book shall be in the absence of manifest error conclusive evidence of the amounts of the obligations of the Borrower therein recorded.

2.7    Termination

        In addition to the rights of the Lender to terminate this Agreement contained in Section 9.2, the Lender shall have the right to terminate this Agreement and shall, upon such termination, be under no further obligation to make any Advances pursuant hereto, in the event that the First Advance has not occurred on or prior to December 31, 2004, whether due to the failure of the Borrower to request the First Advance, to satisfy the conditions set out in Section 4.1 in connection with a request from the Borrower for an Advance, or otherwise, unless the failure for which is solely attributable to the Lender or its consultants.

2.8    Term

        Unless otherwise accelerated pursuant to the Loan Documents (as hereinafter defined), the Loan shall mature on the date on the tenth anniversary date of the Gulfstream Facilities Completion Date (the "Gulfstream Maturity Date").

2.9    Cost Consultant

        In connection with the transactions contemplated hereunder and under the other Loan Documents, the Lender shall have the right (but not the duty) to employ such consultants (hereinafter a "Cost Consultant"), as it may deem appropriate from time to time, to (a) review and make recommendations regarding the work to be performed pursuant to the Construction Contracts, (b) inspect the Gulfstream Property from time to time to ensure that the Gulfstream Facilities are being duly reconstructed in accordance with the Construction Contracts and the Loan Documents, (c) review and make recommendations regarding any elements of a request for disbursement, (d) obtain information and documentation respecting the reconstruction of the Gulfstream Facilities, attend meetings respecting the reconstruction of the Gulfstream Facilities and formulate reports for the Lender pertaining to the reconstruction of the Gulfstream Facilities and (e) perform such other construction related services with respect to the Gulfstream Property as the Lender from time to time may require, all solely on behalf of the Lender. The reasonable costs and disbursements of such consultants shall be paid by the Borrower upon demand from the Lender, which demand shall be accompanied by an invoice from the Cost Consultant or the Lender. Neither the Lender nor any Cost Consultant shall be deemed to have assumed any responsibility to, or be liable to, the Borrower or any Guarantor with respect to any actions taken or omitted by the Lender or such consultants pursuant to this Section. The Borrower shall be entitled to receive, at its expense, copies of all reports of the Cost Consultant, but shall not be entitled to rely on any statements or actions of the Cost Consultant or any of the Lender's other consultants. Neither the Cost Consultant nor any other consultant retained by the Lender shall have the power or authority to grant any consents or approvals or bind the Lender in any manner, absent written confirmation from the Lender of the accuracy of the information conveyed by such consultant to the Borrower. Any action referred to hereunder as being taken by the Cost Consultant may, at the Lender's election in its sole and absolute discretion, instead be taken by the Lender.

ARTICLE 3

PAYMENTS AND INTEREST

3.1    Repayment

        Principal and interest (together with accrued interest) in respect of the Loan shall, subject to the repayment deferral contemplated below, be payable monthly in advance in 12 equal blended monthly instalments per annum of principal and interest (except as otherwise herein provided, based on a 25 year amortization commencing on the Gulfstream Facilities Completion Date) without demand from and after the Gulfstream Repayment Commencement Date.

        Without limiting the generality of Sections 3.3, 3.4, and 9.2, payment of principal and interest payable under this Agreement by the Borrower shall commence without demand on January 1, 2008 (the "Gulfstream Repayment Commencement Date").

        The Borrower shall make all payments due hereunder by payments to the Lender at a bank account specified by the Lender from time to time.

        On the Gulfstream Maturity Date, the Borrower shall pay to the Lender the entire amount then owing under the Loan (including without duplication, all accrued and unpaid interest, fees and other amounts owing), and the Gulfstream Unamortized Amount (including any interest accrued and added to principal) as of such date.

3.2    Prepayment

        The Borrower shall have no right to pre-pay or otherwise repay the amounts owing under this Agreement except in accordance with the provisions of Sections 3.3 and 3.4.

3.3    Gulfstream Prepayment

        The Lender acknowledges that the Guarantors will likely require the Additional Financing from a third party lender (the "Third Party Senior Lender"). Within 180 days of the date hereof, the Guarantors shall provide the Lender (and the affiliate, if any, of the Lender that has entered into a construction loan agreement with the Guarantors in connection with the development of The Meadows Property ("The Meadows Lender")) with a written notice setting out in detail the proposed terms of the Additional Financing, including the proposed amount, term, interest rate, use of proceeds and security in respect of the Additional Financing, which terms shall be subject to approval by the Lender and The Meadows Lender, in each case acting reasonably. The Lender and The Meadows Lender will then use commercially reasonable efforts to negotiate within 60 days an inter-creditor/non-disturbance agreement (the "Additional Financing Inter-Creditor Agreement") among themselves and the Third Party Senior Lender, providing that, among other things:

  (a)
  the security granted over The Meadows Property, The Meadows FF&E and cash flow of The Meadows Operator to The Meadows Lender and the Lender will be subordinated to up to a maximum principal amount of One Hundred and Ten Million Dollars $110,000,000 of Additional Financing, plus accrued interest and Third Party Senior Lender expenses, provided by the Third Party Senior Lender;

  (b)
  unless a default under the Additional Financing has occurred and is continuing, there will be no restriction on cash interest payments to The Meadows Lender under The Meadows Construction Loan Agreement;

  (c)
  unless a default under the Additional Financing has occurred and is continuing, there will be no restrictions on the amounts payable pursuant to excess cash flow sweep to be included in The Meadows Construction Loan Agreement as per the terms of the term sheet with respect to the properties and The Meadows Property, dated of even date herewith, between MID and MEC, which amounts for greater certainty shall at all times be paid subsequent to any payments then due to the Third Party Senior Lender under the Additional Financing;

  (d)
  any excess cash sweep required of the Guarantors by the Third Party Senior Lender will be required to be paid after the payment by the Guarantors to The Meadows Lender of interest then due and payable under The Meadows Construction Loan;

  (e)
  the Third Party Senior Lender will not be granted any security over any lands or assets of the Borrower;

  (f)
  The Meadows Lender and the Lender will have a right to payout and assume the Additional Financing at any time (whether or not such Additional Financing is then in default) on the terms on which the Guarantors can repay the Additional Financing (including the payment of any pre-payments or make-whole amounts); and

  (g)
  The Meadows Lender, the Lender and the Third Party Senior Lender will each provide to the others, and be entitled to receive from the others, reciprocal contemporaneous notice of any default or intended enforcement under The Meadows Construction Loan, the Loan and the Additional Financing.

        The parties agree that The Meadows Lender and the Lender shall have no obligation to enter into the Additional Financing Inter-Creditor Agreement unless such agreement incorporates the foregoing and is on terms satisfactory to The Meadows Lender and the Lender, in each case acting reasonably for an arm's length lender and without regard to any shareholder relationship between the lenders and the borrowers.

        In the event that the Lender, The Meadows Lender and the Third Party Senior Lender are unable to negotiate and enter into the Additional Financing Inter-Creditor Agreement within the time prescribed, The Meadows Construction Loan Agreement shall terminate, and the Guarantors may, within a period of 90 days from the date that the Lender advises the Borrower and the Guarantors of the failure of the Lender, The Meadows Lender, and the Senior Third Party Lender to agree to the terms of the Additional Financing Inter-Creditor Agreement, substitute The Meadows Security provided by the Guarantors (the "Substitute Meadows Security") in respect of this Agreement, provided that (a) the Substitute Meadows Security is either (i) cash or one or more letters of credit drawn on a bank or banks acceptable to the Lender, acting reasonably, or (ii) other property acceptable to the Lender, acting reasonably, (b) the Lender is satisfied, acting reasonably, that the realizable value of the Substitute Meadows Security is not less than the value of The Meadows Security, and (c) the Guarantors pay all costs (including those of the Lender) in connection with such substitution of The Meadows Security.

        If, for any reason, the Guarantors do not provide the Substitute Meadows Security in accordance with the terms hereof, the Borrower shall have the right, exercisable during the 90 day period referred to in the immediately preceding paragraph, to deliver a notice (the "Gulfstream Pre-Payment Notice") to the Lender indicating that the Borrower will be: (i) pre-paying the entire amount then owing under the Loan (the "Gulfstream Pre-Payment Amount"), including without duplication, all accrued and unpaid interest, fees, expenses, closing costs and other amounts owing and the Gulfstream Unamortized Amount, and (ii) paying the Gulfstream Make-Whole Amount (as defined below).

        The "Gulfstream Make-Whole Amount" is the amount equal to the breakage costs which would be incurred by MI D (whether or not actually incurred) in pre-paying any financing or in liquidating any deposits which it might have undertaken or placed in connection with the provision of the Loan (provided that, for the purpose of such calculation, the maximum amount of such financing and/or deposits shall be One Hundred and Fifteen Million Dollars ($115,000,000) plus all accrued and unpaid interest, fees, expenses and other amounts then owing under the Loan), assuming that the entire amount of the Loan was fully drawn and is being pre-paid, whether or not this is, in fact, the case.

        On receipt of full payment of the Gulfstream Pre-Payment Amount plus the Gulfstream Make-Whole Amount (plus all costs and expenses incurred by the Lender in connection with such pre-payment), which amounts will be paid together by the Borrower on the date set forth in the Gulfstream Pre-Payment Notice (which date will be no less than 15 days and no more than 30 days after the date on which the Lender receives the Gulfstream Pre-Payment Notice), the Lender will promptly execute and deliver a full release of the Security and obligations contemplated herein and in the other Loan Documents, but in no event shall such release operate as a release of any indemnity provisions or other provisions which are stated to survive a termination and/or release of any such security or obligations.

3.4    General Prepayment

        In addition to the pre-payment right set out in Section 3.3, the Borrower shall have the right to pre-pay the Loan, provided that: (i) the Borrower pays the Loan Amount (including without duplication, all accrued and unpaid interest, fees and other amounts owing, and the Gulfstream Unamortized Amount (including any interest accrued and added to the principal) as of such date) (the "General Pre-Payment Amount") together with the General Pre-Payment Make-Whole Amount; and (iii) the Borrower cancels any undrawn portion of the Loan. Notice of such voluntary pre-payment (a "Voluntary Pre-Payment Notice") shall be given by the Borrower (which notice shall be irrevocable when given) to the Lender not later than 30 Business Days prior to the date of such pre-payment, specifying the date of such pre-payment (the "Pre-Payment Date").

        The "General Pre-Payment Make-Whole Amount" is the amount that, if invested by the Lender on the Pre-Payment Date for a term equal to the time period from the Pre-Payment Date to the Gulfstream Maturity Date at a rate equal to the U.S. Government Treasury Yield plus 150 basis points as of the Pre-Payment Date, would yield an amount necessary to provide the Lender with a yield on the entire amount of the Loan (irrespective of the amounts actually drawn) such that the aggregate of the make-whole amount paid and the earned income would equal the interest that the Lender would have received under the Loan from the Pre-Payment Date to the Gulfstream Maturity Date. For the purposes hereof, "U.S. Government Treasury Yield" means means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the Loan, calculated to the nearest 1/12th of a year (the "Remaining Term"). The Treasury Yield will be determined as of the third business day immediately preceding the Pre-Payment Date. The weekly average yields of United States Treasury Notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15(519) Selected Interest Rates" or any successor release (the "H.15 Statistical Release"). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the remaining term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). Any weekly average yields so calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200 of 1% or above being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the Independent Investment Banker. For purposes of this Section 3.4, "Independent Investment Banker" means a primary United States Government securities dealer appointed by the Lender after consultation with the Borrower.

        On receipt of full payment of the General Pre-Payment Amount plus the General Pre-Payment Make-Whole Amount (plus all costs incurred by the Lender and, if The Meadows Construction Loan Agreement is then in force, The Meadows Lender, in connection with such pre-payment), which amounts will be paid together by the Borrower (and, if The Meadows Construction Loan Agreement is then in force, the Guarantors) on the date set forth in the Voluntary Pre-Payment Notice (which date will be no less than 15 days and no more than 30 days after the date on which the Lender (and, if The Meadows Construction Loan Agreement is then in force, The Meadows Lender) receives the Voluntary Pre-Payment Notice), the Lender (and, if The Meadows Construction Loan Agreement is then in force, The Meadows Lender) will promptly execute and deliver a full release of the Security held by them with respect to the transactions and obligations contemplated herein, but in no event shall such release operate as a release of any indemnities which are stated to survive a termination and/or release of any such security or obligations.

        Notwithstanding the foregoing, the parties agree that in the event that The Meadows Construction Loan Agreement has not been terminated by the Guarantors or The Meadows Lender, it is a condition to the exercise by the Borrower of its rights under this Section 3.4 that the Guarantors exercise their prepayment rights under the equivalent section of The Meadows Construction Loan Agreement concurrently and that any amounts payable thereunder and under the equivalent provisions of The Meadows Construction Loan Agreement are due and payable, and are paid, on the same day.

3.5    Interest

        All Advances, including accrued and unpaid interest, fees, expenses and Lender's Costs, shall bear interest, before and after default, at the Interest Rate, with interest on overdue interest at the rate as was applicable immediately prior to any arrears.

        Interest shall accrue daily, be calculated in accordance with Section 1.3 and be due and payable in accordance with Section 3.1; provided, however, that: (a) any interest payable on Advances accruing prior to the Gulfstream Facilities Completion Date shall be added to the then outstanding principal amount of the Loan on and as of the date such interest was otherwise due and payable hereunder, in which event the interest amount so accrued shall be treated as principal for all purposes; and (b) any interest accruing from and including the Gulfstream Facilities Completion Date to but excluding the Gulfstream Repayment Commencement Date shall accrue daily, be calculated in accordance with Section 1.3, be compounded semi-annually and be due and payable commencing on the Gulfstream Repayment Commencement Date, in accordance with the terms set out in Section 3.1.

3.6    Unwinding Costs

        The Borrower shall, from time to time, indemnify the Lender and hold it harmless from and against any and all costs, losses, liabilities or expenses, including losses of profits, whether on account of interest paid by the Lender to lenders of funds borrowed by it or depositors of funds deposited with it to make or maintain any Advance which it may suffer or incur as a result of any failure by the Borrower to borrow any funds after requesting an Advance (except where such failure is the result of the refusal of the Lender to make such funds available where the Borrower is otherwise entitled to borrow such funds hereunder). The obligations of the Borrower under this Section 3.6 shall survive the payment and performance of the Indebtedness, liabilities and obligations of the Borrower under, and the termination and release by the Lender of, this Agreement and the other Loan Documents.

3.7    Application of Expropriation Proceeds

        Upon the lawful expropriation or condemnation of the whole or any portion of any of the Properties, the proceeds of such expropriation or condemnation, after deducting amounts required to satisfy the interests of Permitted Encumbrances, up to but not exceeding the amount of the Loan outstanding at the time of the expropriation or condemnation shall be paid immediately over to the Lender, which shall not be considered a pre-payment. The proceeds of such expropriation or condemnation may be applied by the Lender in repayment of the principal amount of the Loan then outstanding in accordance with the provisions hereof.

3.8    Interest on Fees and Other Charges

        All fees and other charges or amounts outstanding after demand, maturity, default or judgment owing to the Lender shall bear interest at a rate per annum equal to the Interest Rate. Such interest shall be determined daily, payable on demand and compounded monthly in arrears on the last day of each calendar month.

3.9    Set-Off and Counterclaim

        To the fullest extent permitted by law, the Borrower shall make all payments hereunder regardless of, but without prejudice to or otherwise releasing the Lender of or from, any liability, defense or counterclaim, including, without limitation, any defense or counterclaim based on any law, rule or policy which is now or hereafter promulgated by any governmental authority or regulatory body which may adversely affect the Borrower's obligation to make, or the Lender's right to receive, such payments. The Borrower grants to the Lender the right to set off all accounts, credits or balances owed by the Lender to the Borrower against the aggregate amount of principal, interest, fee and other amounts due hereunder or under any other Loan Document when any such amount shall become due and payable, whether at maturity, upon acceleration of maturity thereof or otherwise.

3.10    Costs, Expenses, Etc.

        The Borrower agrees that all Costs incurred by the Lender, including in connection with the preparation, execution, delivery and amendment of this Agreement, the Security, any other Loan Documents and/or the Lender's due diligence, including legal, accounting, environmental and other professional fees and expenses, shall be for the account of the Borrower, and (a) provided that there has not occurred an Event of Default or Unmatured Event of Default, and that there remains sufficient borrowing availability hereunder, and provided that such amounts are incurred prior to the Gulfstream Facilities Completion Date, shall be deemed for all purposes to have been paid through deemed Advances by the Lender to Borrower under this Agreement and (b) provided that such amounts are incurred on and after the Gulfstream Facilities Completion Date or prior to such date if an Event of Default has occurred and is continuing, shall be paid by the Borrower to the Lender promptly following receipt of an invoice therefor. The Borrower further agrees to promptly pay all such reasonable Costs incurred by the Lender, and all such Costs incurred by the Lender in connection with the underwriting, approval, documentation, modification, workout, collection or enforcement of the Loan or any of the Loan Documents (as applicable), including, without limitation, all fees and expenses, including attorneys' fees and expenses incurred by the Lender in the interpretation and enforcement of its rights hereunder and under the other Loan Documents, including the interpretation and enforcement of any of the Construction Contracts by the Lender, and all such Costs shall be included as additional indebtedness bearing interest at the Interest Rate set forth hereunder and in the Gulfstream Note until paid. For the purposes hereof, "Costs" means all reasonable expenditures and expenses which may be paid or incurred by or on behalf of the Lender, including repair costs, payments to remove or protect against liens, attorneys' (primary and local) and legal fees and costs (including, but not limited to, all appellate level and post judgment proceedings), receivers' fees, appraisers' fees, engineers' fees, accountants' fees, independent consultants' fees (including environmental and insurance consultants), all reasonable costs and expenses incurred in connection with any of the foregoing, the Lender's out-of-pocket costs and expenses related to any audit or inspection of the Properties, outlays for documentary and expert evidence, stenographers' charges, documentary transfer and stamp taxes, intangible taxes, escrow fees, publication costs, and costs (which may be estimates as to items to be expended after entry of an order or judgment) for procuring all such abstracts of title, title searches and examination, title insurance policies, and similar data and assurances with respect to title as the Lender may deem reasonably necessary either to prosecute any action or to evidence to bidders at any sale of any collateral the true condition of the title to, or the value of, such collateral. "Costs" shall also include the reasonable fees and expenses of any of the Lender's consultants retained by the Lender pursuant to the terms of this Agreement. Following the Gulfstream Facilities Completion Date, in the event that the Borrower shall at any time fail to remit payments of any such Costs to the Lender within 30 days of the Lender's request for payment, then the Lender reserves the right, at any time(s) in the future, to require the Borrower to deposit with the Lender an amount of cash equal to the estimated Costs to be incurred by the Lender (a "Cost Retainer") on account of any pending matter which may result in Costs being incurred by the Lender which the Borrower is responsible to pay to the Lender hereunder. In such an event, the Lender shall have the right to require a Cost Retainer prior to being obligated to take any action required of the Lender under the Loan Documents. Upon written request from the Borrower, the Lender shall provide to the Borrower an accounting as to the receipt and expenditure of each Cost Retainer delivered to the Borrower.

3.11    Payment of the Borrower's Expenses

        Upon prior written notice to the Borrower, the Lender shall on behalf of the Borrower, be entitled to make payment of expenses which are the obligation of the Borrower hereunder or under the Security when payment of the same has not been made by the Borrower in a timely manner and the amount of such payment shall be added to the principal amount of the Loan then outstanding. In particular the Lender shall be entitled to pay any of the expenses referred to in Section 3.10, and shall, upon prior consultation with the Borrower, be entitled to make payment to any lien claimants to the extent of any claims which constitute a priority over the Security. Any amounts so paid by the Lender shall be taken into consideration in the application of the pre-conditions, restrictions and limitations to be applied to respective Advances hereunder.

3.12    Maximum Interest Rate

        Notwithstanding anything to the contrary contained herein in the event that the Interest Rate exceeds the maximum rate of interest allowed by applicable law, as amended from time to time, in any interest period during the term of the Loan, only the maximum rate of interest allowed shall then be charged but thereafter in any interest period or periods during which the rate is less than the maximum rate allowed by applicable law, as amended from time to time, the Interest Rate shall be increased so that the Lender may collect interest in such amount as may have been charged pursuant to the terms of the Gulfstream Note, but which was not charged because of the limitation imposed by law. It is the intent of the parties hereto that in no event shall the amount of interest due or payment in the nature of interest payable hereunder exceed the maximum rate of interest allowed by applicable law, as amended from time to time, and in the event any such payment is paid by the Borrower or received by the Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the Lender, in writing, that the Borrower elects to have such excess sum returned to it forthwith. The Lender may, in determining the maximum rate of interest allowed under applicable law, as amended from time to time, take advantage of: (i) the rate of interest permitted by Section 655.56, Florida Statutes, by reason of both Section 687.12 Florida Statutes ("Interest rates; parity among licensed lenders or creditors") and 12 United States Code, Sections 85 and 86, and (ii) any other law, rule, or regulation in effect from time to time, available to the Lender which exempts the Lender from any limit upon the rate of interest it may charge or grants to Lender the right to charge a higher rate of interest than that allowed by Florida Statutes, Chapter 687.

3.13    Payments Free of Withholding Taxes

  (a)
  All payments required to be made by the Borrower hereunder shall be made to the Lender free and clear of and without deduction for any and all present and future taxes (other than income taxes payable by the Lender), withholdings, levies, duties and other governmental charges ("Taxes") with the exception of any Taxes payable by reason of the Lender or any Permitted Lender Assignee being a non-resident of the United States of America. Upon request by the Lender, the Borrower shall furnish to the Lender a receipt for any Taxes paid by the Borrower pursuant to this Section 3.13 or, if no Taxes are payable with respect to any payment required to be made by the Borrower hereunder, either a certificate from each appropriate taxing authority or an opinion of counsel acceptable to the Lender, in either case stating that such payment is exempt from or not subject to Taxes. If any Taxes are paid or payable by the Lender, other than Taxes which were payable solely by reason of the Lender becoming a non-resident of the United States of America or the assignment by the Lender, at a time when no demand had been made by the Lender hereunder or, if demand has been made, the time period within which the Borrower must respond to such demand has not expired, of any of its rights hereunder or under the Security to a Person that was a non-resident of the United States of America, the Borrower will, upon demand by the Lender, and whether or not such Taxes shall be correctly or legally asserted, indemnify the Lender for such payments, together with any interest, penalties and expenses in connection therewith plus interest thereon at the applicable rate under the Loan, as the case may be (calculated as if such payments constituted overdue amounts of principal as of the date of making such payments). In the event that any such Taxes paid by the Lender and reimbursed by the Borrower are incorrectly or illegally asserted, the Lender shall, at the request and expense of the Borrower, cooperate with the Borrower in order to enable the Borrower to obtain a payment of such Taxes. The obligations of the Borrower under this Section 3.13 shall survive the payment and performance of the Indebtedness, liabilities and obligations of the Borrower under, and the termination and release by the Lender of, this Agreement and the other Loan Documents.

  (b)
  The Lender shall indemnify and save the Borrower harmless from and against any Loss arising by reason of the Lender or any Permitted Lender Assignee being a non-resident of the United States of America, including, without limitation, the loss of any deductions or credits in respect of Taxes relating to interest paid pursuant to this Agreement.

ARTICLE 4

ADVANCES UNDER THE LOAN

4.1   First Advance

        The Borrower shall be entitled to obtain the first Advance (herein called the "First Advance") under the Loan upon, and only in compliance with the following terms and upon satisfaction of the following conditions, all in form and substance satisfactory to the Lender in its sole discretion:

  (a)
  the First Advance shall occur upon a date (herein called the "First Advance Date") determined by the Borrower, provided that the Borrower shall have delivered to the Lender a complete and accurate Request for Advance, which Request for Advance shall reflect compliance by the Borrower with the provisions of this Section 4.1 and, among other things, shall contain the certificate of a senior officer of the Borrower which shall:

  (i)
  certify as to the aggregate amount of Construction Costs paid or incurred and payable by the Borrower at the date thereof which are the subject of the Request for Advance in question;

  (ii)
  show any construction lien holdback;

  (iii)
  certify that all such Construction Costs are in accordance with the budget and Plans and that the amount remaining to be advanced under the Loan for the Reconstruction is not less than the remaining Construction Costs that will be required to achieve completion of the Reconstruction; and

  (iv)
  certify that, to the best of such Person's knowledge, all construction to the date of the certificate is in material compliance with municipal by-laws, all other governmental requirements, the issued building permits and the Lender approved plans and specifications, and that there are no material infractions therefrom whatsoever.

    Such certificate, as part of the Request for Advance, shall be supported by evidence satisfactory to the Lender, acting reasonably, and, if requested by the Lender, shall be accompanied by receipts, invoices, where available and where such costs have not yet been paid, or other satisfactory evidence for the payment of all Construction Costs forming part of the Advance requested, which shall be verified by and acceptable to the Lender. In addition, the Request for Advance shall be accompanied by: (a) copies of all lien waivers or releases for all lienable work performed on the Gulfstream Property and paid for with the proceeds of the prior disbursement or otherwise (all such waivers or releases to be in such form as is reasonably required by Lender), (b) copies of all contractor's affidavits as to payment of work to the date and the Borrower's affidavit as to such work as is not covered by the Construction Contract, each together with supporting documentation evidencing to the Lender's satisfaction payment of all Construction Costs to date and funded under the Loan, (c) a report in form and content satisfactory to the Lender from the Cost Consultant, and (d) such other documents supporting the Request for Advance as the Lender may reasonably request;

  (b)
  the First Advance shall include an amount equal to the Lender's Pre-Advance Expenses (as determined by the Lender), and the cash portion of such First Advance shall be in an amount which does not exceed the value of the work in place for the Reconstruction, as determined by the Cost Consultant, provided that the amount remaining to be advanced under the Loan for the Reconstruction shall never be less than the remaining Construction Costs that will be required to achieve completion of the Reconstruction, as estimated by the Cost Consultant;

  (c)
  the Borrower shall have made available to the Lender true copies, where available, or otherwise photocopies of all Construction Contracts;

  (d)
  the Borrower shall have delivered to the Lender: (i) an acknowledgement from Suitt Construction Company, Inc. concerning the status of the Suitt Stipulated Lump Sum Construction Contract; and (ii) an acknowledgement from Vecellio Group, Inc. concerning the status of the Ranger Stipulated Lump Sum Construction Contract, in each case in form and substance satisfactory to the Lender;

  (e)
  the Borrower and the Guarantors shall have made available to the Lender certified copies of their incorporating documents and shall have delivered to the Lender incumbency certificates with respect to the officers of the Borrower and the Guarantors signing this Agreement and the Security;

  (f)
  the Borrower and the Guarantors shall have delivered to the Lender resolutions authorizing the Loan and any documents to be provided pursuant to the provisions hereof, and all documents evidencing any necessary corporate action of the Borrower and the Guarantors certified by appropriate officers thereof;

  (g)
  the representations and warranties set forth in Article 6 shall be true and accurate in all respects as of the date of the First Advance, and the Borrower and the Guarantors shall have delivered to the Lender a certificate of senior officers of each of the Borrower and the Guarantors to the foregoing effect;

  (h)
  the Borrower and the Guarantors shall have made available to the Lender true copies of all of the Material Agreements then in existence, all of which shall be satisfactory to the Lender and its counsel, acting reasonably;

  (i)
  the Lender shall have received the Security, all in form and substance satisfactory to the Lender, and all action required by the Borrower and the Guarantors to fully perfect and maintain such Security of and upon the assets of the Borrower and the Guarantors to which it applies shall have been successfully completed, including completion of all security filings under UCC and real property registrations;

  (j)
  the Borrower shall have delivered to the Lender a certificate of the Borrower in a form satisfactory to the Lender certifying the good standing of the Borrower (and any other entities controlled by or otherwise affiliated with the Borrower) under, and the validity and currency in force of, all Permitted Encumbrances and Material Agreements;

  (k)
  the Lender shall be satisfied, acting reasonably, with the budget for the Reconstruction;

  (l)
  the Cost Consultant shall have performed an inspection of the Reconstruction and reported to the Lender that the amount of work in place and the cost to complete in respect of the Reconstruction do not exceed an aggregate of One Hundred and Fifteen Million Dollars ($115,000,000);

  (m)
  the Borrower shall have made available to the Lender tax certificates in respect of each of the Properties, and the Guarantors shall have made available to the Lender tax certificates in respect of The Meadows Property, in each case evidencing that all municipal taxes due in respect thereof up to the date of the First Advance have been paid in full;

  (n)
  no litigation, regulatory or other proceeding shall have been commenced seeking to restrict the Borrower and/or the Guarantors from completing the transactions contemplated hereby;

  (o)
  without derogating from the Borrower's representations, warranties and covenants herein and under the Loan Documents, the Lender shall be satisfied with: (i) its due diligence review of the Properties, including with respect to environmental reports and ability to rely upon such reports, environmental and other approvals, title to properties and assets and legal matters; and (ii) its assessment of all environmental conditions relating to the Properties and actual or potential environmental liabilities of the Borrower and its subsidiaries, including any appropriate insurance;

  (p)
  in the opinion of the Lender, no Material Adverse Change shall have occurred;

  (q)
  the Borrower shall have made available to the Lender copies of paid-up policies evidencing the insurance to be maintained by the Borrower and/or any of the Guarantors pursuant to Section 7.1(r);

  (r)
  the Lender shall have received a title insurance commitment, in from and substance satisfactory to the Lender, committing the title insurer to issue a lender's title insurance policy (the "Gulfstream/Aventura Title Policy"), in an amount to be determined by the Lender, acting reasonably, from Fidelity National Title Insurance Company of New York (or any other title company acceptable to the Lender) (the "Title Company"), insuring the Borrower's fee ownership of the Properties, the adequacy of the legal descriptions of the Properties, the marketability of title and that the Gulfstream/Aventura Mortgage is a valid first priority Encumbrances on the Properties, free and clear of Encumbrances other than the Permitted Encumbrances and exceptions to title approved in writing by the Lender, the validity and effectiveness of any such Encumbrances on the exercise by the Lender of its rights and remedies upon the occurrence of an Event of Default under this Agreement, together with an endorsement to the Lender's title insurance policy to confirm that the title insurance will continue to be effective following the platting of any of the Properties. The Gulfstream/Aventura Title Policy shall also contain any endorsements required by the Lender;

  (s)
  the Lender shall have received a title insurance commitment, in form and substance satisfactory to the Lender, committing the title insurer to issue a lender's title insurance policy ("The Meadows Title Policy"), in an amount to be determined by the Lender, acting reasonably, from the Title Company, insuring The Meadows Owner's fee ownership of The Meadows Property, the adequacy of the legal descriptions of The Meadows Property, the marketability of title and that The Meadows Mortgage is a valid first priority Encumbrances on The Meadows Property, free and clear of Encumbrances and encumbrances other than the Permitted Encumbrances and exceptions to title approved in writing by the Lender, the validity and effectiveness of any such Encumbrance on the exercise by the Lender of its rights and remedies upon the occurrence of an Event of Default under the Gulfstream Guarantee and Indemnity. The title policy shall also contain any endorsements required by the Lender;

  (t)
  the Borrower shall also have made available to the Lender:

  (A)
  surveys with respect to the Properties certified by independent, duly qualified, Florida Land Surveyors, satisfactory in substance and form to the Lender and the Lender's Florida Agent; and

  (B)
  surveys with respect to The Meadows Property certified by independent, duly qualified, Pennsylvania Land Surveyors, satisfactory in substance and form to the Lender and the Lender's Pennsylvania Agent;

      all of which surveys shall evidence no title defects other than Permitted Encumbrances;

  (u)
  the Borrower shall have delivered to the Lender certificates of the Architect or a professional engineer responsible for the design of the Reconstruction in substance and form satisfactory to the Lender and to the counsel for the Lender (acting reasonably) to the effect that:

  (i)
  such Architect or professional engineer, as the case may be, is responsible for the preparation of the plans and specifications for the Reconstruction and the supervision of the Reconstruction in accordance with such plans and specifications;

  (ii)
  the plans and specifications have been approved by all authorities having jurisdiction and the Reconstruction has been constructed to date substantially in accordance with such plans and specifications; and

  (iii)
  all permits, licences or other evidence of authorization required for such Reconstruction to date have been obtained;

  (v)
  the Reconstruction, to the extent constructed to date, complies in all material respects with all applicable zoning and building by-laws and regulations;

  (w)
  the Lender shall be satisfied with the zoning and other by-law and regulatory requirements for the Reconstruction;

  (x)
  the Borrower shall have delivered to the Lender an opinion of the Borrower's and Guarantor's Florida Agent addressed to the Lender, the Lender's Counsel and the Lender's Florida Agent, in form, scope and substance satisfactory to the Lender and its counsel, acting reasonably;

  (y)
  the Lender shall have received an opinion of the Lender's Florida Agent, addressed to the Lender, in form, scope and substance satisfactory to the Lender;

  (z)
  the Borrower shall have delivered to the Lender an opinion of the Borrower's and Guarantors' Pennsylvania Agent, addressed to the Lender, the Lender's Counsel and the Lender's Pennsylvania Agent, in form, scope and substance satisfactory to the Lender and its counsel, acting reasonably;

  (aa)
  the Lender shall have received an opinion of the Lender's Pennsylvania Agent, addressed to the Lender, in form, scope and substance satisfactory to the Lender;

  (bb)
  all proceedings to be taken in connection with the transactions contemplated by this Agreement in connection with the First Advance, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Lender, and the Borrower shall have provided to or made available to the Lender copies of all documents which the Lender may reasonably request in connection with the First Advance, said transactions and copies of the records of all corporate proceedings in connection therewith in form and substance reasonably satisfactory to the Lender;

  (cc)
  the Borrower shall, prior to such Advance and, in accordance with Section 7.1(l), have funded at its own cost and expense, any cost overruns which have been identified by the Cost Consultant;

  (dd)
  the Borrower shall have delivered to the Lender a fully executed amendment to the credit facility between Bank of Montreal and MEC that makes all changes necessary to permit the transactions contemplated by this Agreement, including without limitation, the elimination of the existing negative pledge in favor of the Bank of Montreal over the Properties; and

  (ee)
  no Event of Default or Unmatured Event of Default shall have occurred and be continuing or will result from the making of the First Advance.

4.2   Subsequent Advances

        The Borrower shall be entitled to obtain subsequent advances of funds (herein called "Subsequent Advances") under the Loan, upon the following terms and conditions:

  (a)
  Except with respect to Advances deemed to be made hereunder, Subsequent Advances shall occur not more frequently than twice a month, upon a date (herein called a "Subsequent Advance Date") determined by the Borrower by way of written notice to the Lender in the form of a Request for Advance given at least three (3) Business Days prior to the Subsequent Advance Date in question which Request for Advance shall reflect compliance with this Section 4.2 and, in particular, shall contain the same form of officer's certificate and supporting documentation as is required for a Request for Advance pursuant to Section 4.1(a) and shall otherwise be complete and acceptable to the Lender, acting reasonably;

  (b)
  the amount of any Subsequent Advance shall be in an amount which, together with the aggregate of all previous Advances for the Reconstruction, does not exceed the value of the work in place for the Reconstruction, as determined by the Cost Consultant, provided that the amount remaining to be advanced under the Loan for the Reconstruction shall never be less than the remaining Construction Costs that will be required to achieve completion of the Reconstruction, as estimated by the Cost Consultant;

  (c)
  the Lender shall have. received updated opinions in form, substance and scope satisfactory to the Lender and its counsel to the same effect as the opinions delivered pursuant to Section 4.1 (insofar only as any agreement granting additional security that was not in place at the time of the giving of a previous opinion under Section 4.1 or this Section is given in favor of the Lender);

  (d)
  if so requested, the Lender shall have received an opinion from counsel to the Borrower and/or the Guarantors in form, substance and scope satisfactory to the Lender and its counsel confirming the effectiveness, perfection and priority of the Security;

  (e)
  the Borrower shall, prior to such Advance and in accordance with Section 7.1(i), have funded at its own cost and expense any cost overruns which have been identified by the Lender or the Cost Consultant;

  (f)
  the Lender shall have received from the Cost Consultant a report satisfactory to the Lender as to the progress of the Reconstruction as of the Subsequent Advance Date in question;

  (g)
  Subsections 4.1(c), (h), (j), (n), (o), (p), (q) , (t), (v) and (w) shall have been satisfied and shall continue to be true and accurate and in full force and effect as of the Subsequent Advance Date in question;

  (h)
  the representations and warranties set forth in Article 6 shall be true and accurate in all respects as of the date of the Subsequent Advance (except as such representations and warranties may be updated or otherwise modified to reflect any changes consented to in writing by the Lender), and the Borrower and the Guarantors shall have delivered to the Lender a certificate of senior officers of each of the Borrower and the Guarantors to the foregoing effect;

  (i)
  from and after the completion of construction of the Gulfstream Facilities, the Lender will not be required to make any Subsequent Advances, other than Holdback Advances;

  (j)
  the final Advance for sums due on the Construction Contract shall be made following completion of the work contemplated thereby to the satisfaction of Lender and Cost Consultant and the furnishing of the following documents to Lender and Cost Consultant: (i) all required affidavits from the contractor under the applicable Construction Contract and the Borrower, (ii) a certificate from the Architect certifying that the applicable work was completed in accordance with the Plans, (iii) final releases or waivers of lien, which may be subject to payment of a specific amount as provided in Section 713.20(3), Florida Statutes, from all applicable contractors and other lienors (including, without limitation, the lien rights of the construction contractor), which releases or waivers must be acceptable to the Lender and the Title Company; provided, however, that the Borrower shall obtain and deliver to the Lender a final unqualified lien waiver from each such party at the time of payment of such specific amount to such party, (iv) a certificate from the Cost Consultant certifying that the applicable work has been completed in accordance with the Plans (including completion of the final punch list items, which punch list shall be prepared by or on behalf of the Borrower and approved by the Cost Consultant in its discretion), that all Governmental Rules have been satisfied and that direct connection has been made for all utility services to the Gulfstream Property, (v) a certificate of occupancy for the Reconstruction, any required approval by the Board of Fire Underwriters or its equivalent having jurisdiction over the Gulfstream Property, and any other approval required by any Governmental Authority to the extent that any such approval is a condition to the lawful use and occupancy of the Gulfstream Property and the opening of same to the public, (vi) a final certified "as-built" survey of the Gulfstream Property satisfactory to the Lender and the Cost Consultant, and (vii) the final endorsement to the Title Insurance Policy, reflecting no exceptions from coverage except the Permitted Encumbrances;

  (k)
  an endorsement to the Gulfstream/Aventura Title Policy shall have been delivered to Lender within five (5) days following the "Request for Advance" (as hereinafter defined), increasing the amount of coverage to include the amount of the Advance then requested, which endorsement shall show no exceptions to title other than the Permitted Encumbrances; and

  (l)
  no Event of Default or Unmatured Event of Default shall have occurred and be continuing or will result from the making of the Subsequent Advance.

ARTICLE 5

SECURITY FOR LOAN

5.1   General

        As evidence of, and security for, the Loan and all other obligations, liability and indebtedness of the Borrower hereunder and under the other Loan Documents, both present and future (the "Indebtedness"), the Borrower shall deliver to the Lender, in form satisfactory to the Lender and its counsel, on or before the First Advance Date:

  (a)
  a promissory note in the amount of One Hundred and Fifteen Million Dollars ($115,000,000.00) from the Borrower in favor of the Lender (the "Gulfstream Note");

  (b)
  a perfected first priority Encumbrance on the Gulfstream Property and the Aventura Property pursuant to a mortgage of even date herewith from the Borrower in favor of the Lender (the "Gulfstream/Aventura Mortgage");

  (c)
  a first priority assignment of rents and leases generated by the use and occupancy of the Gulfstream Property and the Aventura Property pursuant to an assignment of rents and lessor's interest in the Occupancy Agreements relating to the Gulfstream Property and the Aventura Property of even date herewith from the Borrower to the Lender (the "Gulfstream/Aventura Assignment of Leases and Rents");

  (d)
  a general assignment of the Borrower's interest in the Material Agreements relating to any of the Properties (the "Gulfstream/Aventura Assignment of Material Agreements"), where permitted; provided that if the assignment of any such Material Agreement is not permitted, the Borrower shall use its commercially reasonable efforts to obtain all consents and waivers necessary to assign to the Lender such Material Agreement and further agrees that if such consents and waivers are not obtained, such Material Agreement shall be held by the Borrower for the benefit of and in trust for the Lender;

  (e)
  a perfected first priority Encumbrance (subject to any Purchase Money Security Interest granted to lenders or vendors up to a maximum amount of Twelve Million and Five Hundred Thousand Dollars ($12,500,000) in the aggregate for purposes only of acquiring the Gulfstream FF&E) in all personal property of the Borrower now owned and hereafter acquired (excluding licences and permits), pursuant to a general security agreement of even date herewith from the Borrower to the Lender (the "Gulfstream/Aventura General Security Agreement");

  (f)
  the environmental indemnity agreement in respect of the Properties, of even date herewith, from the Borrower in favor of the Lender (the "Gulfstream/Aventura Environmental Indemnity");

  (g)
  a negative stock pledge agreement of even date herewith from MEC to the Lender regarding 100% of the issued and outstanding capital stock of the Borrower and each of the Guarantors (the "Negative Stock Pledge Agreement");

  (h)
  in return for guarantee and indemnity fees paid by the Borrower to the Guarantors in the amount of $287,500 (the "Gulfstream Guarantee Fee"), the joint and several guarantee and indemnity (the "Gulfstream Guarantee and Indemnity") of the Guarantors, under which the Guarantors jointly and severally unconditionally guarantee the payment and performance of the Indebtedness outstanding from time to time, as well as interest and other amounts owing hereunder or under the other Loan Documents, the completion of the Reconstruction in accordance with the Gulfstream Development Agreement, the Construction Contracts, and such plans and specifications as are approved by the Lender and the performance of all other obligations of the Borrower under the Loan and the Loan Documents, including the payment of cost overruns pursuant to Section 7.1(l);

  (i)
  as security for the Gulfstream Guarantee and Indemnity:

  (i)
  a perfected first priority Encumbrance on The Meadows Property pursuant to a mortgage of even date herewith from The Meadows Owner in favor of the Lender ("The Meadows Second Mortgage");

  (ii)
  a first priority assignment of rents and leases generated by the use and occupancy of The Meadows Property pursuant to an assignment of rents and lessor's interest in the Occupancy Agreements relating to The Meadows Property of even date herewith from the Borrower to the Lender ("The Meadows Assignment of Leases and Rents");

  (iii)
  a first general assignment of the Guarantors interest in the Material Agreements relating to The Meadows ("The Meadows Assignment of Material Agreements"), where permitted; provided that if the assignment of any such Material Agreements is not permitted, the Borrower shall use its commercially reasonable efforts to obtain all consents and waivers necessary to assign to the Lender such Material Agreement and further agrees that if such consents and waivers are not obtained, such Material Agreement shall be held by the Borrower for the benefit of and in trust for the Lender;

  (iv)
  a perfected first priority Encumbrance (subject to any Purchase Money Security Interest granted to lenders or vendors up to a maximum amount of Twelve Million and Five Hundred Thousand Dollars ($12,500,000) in the aggregate for purposes only of acquiring The Meadows FF&E) in all personal property of the Guarantors now owned and hereafter acquired (excluding licenses and permits), in each case to the extent permitted by applicable laws and regulations, and a negative pledge respect of all such personal property (excluding licenses and permits), pursuant to a general security agreement of even date herewith from the Borrower to the Lender ("The Meadows General Security Agreement"); and

    (v)
    the environmental indemnity agreement in respect of The Meadows Property, of even date herewith, from the Guarantors in favor of the Lender (the "The Meadows Environmental Indemnity");

  (j)
  related UCC financing statements;

  (k)
  any other collateral or security described in this Agreement or in any of the other Loan Documents, and such other assignments, mortgages, security agreements and undertakings relating to any of the Properties and/or The Meadows Property and other documentation in support thereof as the Lender and its counsel shall reasonably require;

  (l)
  "any such documents as the Lender, acting reasonably, shall require with respect to the provisions of the Construction Lien Law, Section 713, Florida Statutes for the purpose of preserving the priority of its Security.

        The security set out above in this Section 5.1 (except the Gulfstream Note) is herein called the "Security", and all such security set out above in this Section 5.1 granted by any of the Guarantors is herein called "The Meadows Security".

5.2   Right to Substitute Security for the Aventura Property

        The Borrower shall have the right at any time to provide substitute security for the Aventura Property (the "Substitute Aventura Security"), provided that (a) the Substitute Aventura Security is either (i) cash or one or more letters of credit drawn on a bank or banks acceptable to the Lender, acting reasonably, or (ii) other property acceptable to the Lender, acting reasonably, (b) the Lender is satisfied, acting reasonably, that the realizable value of the Substitute Aventura Security is not less than the value of the Aventura Property, and (c) the Borrower pays all costs and expenses (including those of the Lender) in connection with such substitution of security. The Lender and the Borrower hereby agree that the value of the Aventura Property at any time shall be deemed to be the greater of (a) Fifty-Five Million Dollars ($55,000,000) and (b) the value as determined by the Lender, acting reasonably and based on one or more fair market value appraisals conducted by one or more qualified appraisers determined by the Lender, acting reasonably, at the time of any request to substitute security.

5.3   Development of the Mixed-Use Property

        The Lender acknowledges that the Borrower intends to jointly develop the Mixed-Use Property with a third party.

        Promptly following written request from the Borrower and the Guarantors, the parties will use commercially reasonable efforts to negotiate within 90 days an inter-creditor/non-disturbance agreement (the "JV Inter-Creditor Agreement"), on terms satisfactory to the Lender and The Meadows Lender, in each case acting reasonably, that provides that, upon the Mixed-Use Property being subdivided from the remainder of the Gulfstream Property, on terms acceptable to the Lender, acting reasonably, the Lender and The Meadows Lender will subordinate their respective security interests in such Mixed-Use Property to the joint venture's interest, as tenant, in the 99-year ground lease (the "JV Ground Lease") that the Borrower will be entering into with the joint venture; provided that: (a) the Lender and The Meadows Lender will be granted a first- and second-ranking security interest, respectively, over: (i) the Borrower's (or any Affiliate's) interest in the JV Ground Lease; and (ii) the Borrower's (or any Affiliate's) interest in the joint venture entity; (b) the Lender and The Meadows Lender shall be satisfied, acting reasonably, that such joint development shall not adversely impact the access to or the structural integrity of the Gulfstream Facilities, (c) the requirement that the tenant under the JV Ground Lease, the Borrower, the Lender and The Meadows Lender enter into a reciprocal easement agreement, on terms satisfactory to the Lender, acting reasonably, (d) the Lender and The Meadows Lender shall receive from a reputable title insurance company approved by the Lender and The Meadows Lender, acting reasonably, such title insurance endorsements as are reasonably requested by the Lender and The Meadows Lender to insure the continued priority and validity of their security interests under their respective mortgages in respect of the remaining portion of the Gulfstream Property, and (e) any financing related to the joint venture shall be on terms subject to the approval of the Lender and The Meadows Lender, acting reasonably.

5.4   Alternative Gaming

        The Lender understands that the Borrower may wish to renovate and/or expand, at the Borrower's sole cost and expense, the Gulfstream Facilities in order to accommodate alternative gaming if legalized in the State of Florida. The Lender agrees that it will grant the Borrower any necessary consents under this Agreement and its Security to permit such renovation and/or expansion; provided that the Lender is satisfied, acting reasonably, (a) that all necessary alternative gaming licences, construction permits and other municipal approvals have been received in respect of such renovation and/or expansion, (b) with the terms of any financing required in connection with such renovation and/or expansion, and (c) that such renovation and/or expansion will not adversely impact (i) the ability of the Gulfstream Borrower to continue to meet its obligations under this Agreement, (ii) the structural integrity of the Gulfstream Facilities and/or (iii) the ability of the Lender to realize on the Security held by the Lender.

        The Lender further agrees to consider in good faith and act reasonably in reviewing any request from the Borrower to restructure the Security held by the Lender in order to accommodate the financing of a renovation and/or expansion of the Gulfstream Facilities to house alternative gaming; provided that: (a) the provisos set forth in the immediately preceding paragraph are complied with; (b) nothing herein shall require the Lender to subordinate or postpone its Security or impair its value; and (c) all costs and expenses reasonably incurred by the Lender in reviewing such request and/or restructuring such Security shall be paid for by the Borrower.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1   Borrower's and Guarantors' Representations and Warranties

        To induce the Lender to enter into the Loan Documents and to make the Loan, the Borrower hereby makes the following representations and warranties with respect to itself and its subsidiaries, and the Guarantors hereby make the following representations and warranties with respect to themselves and their subsidiaries as of the date hereof (provided that each of the representations and warranties is qualified by the disclosure schedule to be delivered by the Borrower and the Guarantors to the Lender concurrently with the execution of this Agreement):

  (a)
  Binding Obligation:    The Loan Documents have each been duly authorized, executed and delivered by the Borrower and the Guarantors and each constitutes the legally binding obligation of the Borrower and the Guarantors, as the case may be, enforceable against the Borrower and the Guarantors (other than the Lender), as the case may be, in accordance with each of their respective terms.

  (b)
  Borrower's and Guarantors' Existence:    The Borrower is a corporation duly formed, validly existing and in good standing under the laws of the State of Florida and qualified to own its property and assets and to carry on business in the State of Florida, including the business currently carried on by it. The Meadows Owner is a corporation duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and qualified to own its property and assets and to carry on business in the Commonwealth of Pennsylvania including the business currently carried on by it, and each of The Meadows Operators is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and qualified to own its property and assets and to carry on business in the State of Delaware, including the business currently carried on by it.

  (c)
  Authority:    The Borrower and the Guarantors have full right, power and authority to execute the Loan Documents on their own behalf and no consents of any third parties are required that have not been obtained.

  (d)
  Business:    The Borrower does not carry on any business other than the ownership, operation, development, finance and management of the Properties, and the Guarantors do not carry on any business other than the ownership, operation, development, finance and management of The Meadows Property, including, in each case, horseracing and parimutuel gaming and activities ancillary thereto. The Borrower and each of the Guarantors conducts its business in a reasonable and prudent manner.

  (e)
  No Violation:    The execution, delivery and compliance with the terms and provisions of this Agreement and the Loan Documents by the Borrowers and the Guarantors will not (i) violate in any material respects any provisions of law or any applicable regulation, order or other decree of any Governmental Body, (ii) require any consent of any third party not previously obtained, or (iii) violate in any material respects or cause a default under any agreement to which the Borrower or the Guarantors are a party or by which they will be bound.

  (f)
  Borrower Organizational Documents:    A true and complete copy of the certificate of formation, certificate of authority to transact business and by-laws of the Borrower and all other documents creating and governing the Borrower (collectively, the "Borrower Incorporation Documents") have been made available to the Lender. There are no other agreements, oral or written, among any of the shareholders of the Borrower relating to the Borrower. The Borrower Incorporation Documents were duly executed and delivered, are in full force and effect, and are binding upon and enforceable in accordance with their terms. No breach exists under the Borrower Incorporation Documents and no act has occurred and no condition exists which, with the giving of notice or the passage of time would constitute a breach under the Borrower Incorporation Documents.

  (g)
  Guarantors' Organizational Documents:    True and complete copies of the certificates of formation, certificates of authority to transact business, certificates of formation, articles of incorporation, by-laws and all other documents creating and governing each of the Guarantors (collectively, the "Guarantor Incorporation Documents") have been made available to the Lender. There are no other agreements, oral or written, among any of the shareholders of each of the Guarantors relating to the Guarantors. The Guarantor Incorporation Documents were duly executed and delivered, are in full force and effect, and are binding upon and enforceable in accordance with their terms. No breach exists under the Guarantor Incorporation Documents and no act has occurred and no condition exists which, with the giving of notice or the passage of time would constitute a breach under the Guarantor Incorporation Documents. The Borrower Incorporation Documents and the Guarantor Incorporation Documents are herein collectively referred to as the "Organizational Documents".

  (h)
  Authorized Capital:    The authorized capital of the Borrower consists of 13,040 common shares of which 11,232 common shares are duly issued and outstanding as fully paid and non-assessable. The beneficial holders of such outstanding shares are as follows:

Beneficial Holder	Class of Shares	Number of Shares
Magna Entertainment Corp.	common	11,232

    The authorized capital of The Meadows Owner consists of 1,000 Shares of which 100 Shares are duly issued and outstanding as fully paid and non-assessable. The beneficial holders of such outstanding shares are as follows:

Beneficial Holder	Class of Shares	Number of Shares
Magna Entertainment Corp.	n/a	100

    The authorized capital of Washington Trotting consists of 1,000 common shares of which 100 common shares are duly issued and outstanding as fully paid and non-assessable. The beneficial holders of such outstanding shares are as follows:

Beneficial Holder	Class of Shares	Number of Shares
Magna Entertainment Corp.	common	100

    The authorized capital of Mountain Laurel consists of 1,000 common shares of which 100 common shares are duly issued and outstanding as fully paid and non-assessable. The beneficial holders of such outstanding shares are as follows:

Beneficial Holder	Class of Shares	Number of Shares
Magna Entertainment Corp.	common	100
  (i)
  Financial Statements:    The Lender has been furnished with a copy of the unaudited internally prepared consolidated financial statements of the Borrower and each of the Guarantors dated as of and at the end of the most recently completed fiscal quarter. Such internally prepared consolidated financial statements of the Borrower and each of the Guarantors fairly present the financial condition of the Borrower and each of the Guarantors as at such date in conformity with generally accepted accounting principles applied on a consistent basis (save and except for the reflection of the value of the assets of the Borrower and each of the Guarantors at their market value instead of their cost as reflected in the notes to such financial statements) and there has been no Material Adverse Change since the date of such statements.

  (j)
  Litigation:    There is no litigation, arbitration or other proceeding or governmental investigation pending or, to the best of the Borrower's and the Guarantors' knowledge, threatened against or relating to the Borrower or any of the Guarantors or any of their property, assets, or business, including any of the Properties and/or the Meadows Property, which, if decided adversely, could result in a Material Adverse Change or negatively affect the prospects for repayment of the Loan.

  (k)
  Taxes:    The Borrower has filed all tax returns which are required to be filed, paid all Taxes shown as due thereon or as assessed or reassessed, except to the extent that any assessment or reassessment is being contested diligently and in good faith, including interest and penalties which are due and payable and has provided adequate reserves for payment of any tax the payment of which is being contested.

  (l)
  Governmental Registrations, Approvals, Etc.:    No approval, authorization, consent or other order of, and no designation, filing, further registration, qualification or recording with, any Governmental Body, domestic or foreign, is legally required to authorize or is otherwise required in connection with or for the execution, delivery or performance by the Borrower and/or any of the Guarantors of this Agreement or the Security, except as have already been obtained or except as may be required for the registration of the Security or as are otherwise contemplated by the terms hereof.

  (m)
  Material Assets:    The Borrower owns or has legally enforceable rights to use all material assets (including real property and licenses), contracts, and other documents necessary to conduct the business of the Borrower and that (a) all such assets (other than permits and licenses) have been assigned, pledged, mortgaged or otherwise encumbered pursuant to the Security and (b) all permits and licences are subject to a negative pledge; provided that the name "Gulfstream" is owned by MEC and, within 90 days of the First Advance Date the Borrower and MEC will enter into a perpetual royalty free exclusive license agreement with respect to such name.

  (n)
  Material Agreements:    The list of Material Agreements provided to the Lender in writing (as the same may be supplemented and amended from time to time) constitutes all of the Material Agreements now in existence. The Material Agreements are in good standing and neither the Borrower nor the Guarantors, nor, to the best knowledge of the Borrower and the Guarantors, any other party thereto, is in breach of or in default of any material obligation thereunder except those in respect of which the Borrower has advised the Lender in writing from time to time and of which the Lender has indicated in writing its satisfaction that the Gulfstream Facilities are being reconstructed in accordance with the plans and specifications for the same and in compliance with all by-laws, licences, laws and regulations applicable thereto. No event has occurred which, with the passage of time or the giving of notice or both, would constitute an event of default under any of the Material Agreements.

  (o)
  Title:    The Borrower has good and marketable title in fee simple to the Properties free and clear of any Encumbrance of any nature except Permitted Encumbrances, and The Meadows Owner has good and marketable title in fee simple to The Meadows Property free and clear of any Encumbrance of any nature except Permitted Encumbrances. No Person or entity has any option to acquire ownership of any of the Properties or The Meadows Property.

  (p)
  Occupancy Agreements:    The list of all of the existing material leases, agreements to lease, licences and other forms of occupancy agreements affecting any of the Properties and/or The Meadows Property (collectively, the "Occupancy Agreements") provided to the Lender in writing constitutes all of the Occupancy Agreements now in existence. All of the Occupancy Agreements are in good standing and to the best knowledge of the Borrower and/or any of the Guarantors, none of the parties thereto is in default of any material obligation thereunder except those in respect of which the Borrower has advised the Lender in writing from time to time and of which the Lender has indicated in writing its satisfaction.

  (q)
  By-law Compliance:    All by-laws, zoning, licences, certificates, consents, approvals, rights, permits and agreements required to enable the Gulfstream Facilities to be reconstructed and to enable the Properties and The Meadows Properties to be used, operated and occupied in their current and intended manner are being complied with or have been obtained and are in good standing, or, to the extent that any have not already been obtained, the same are not yet required and, if not yet required but the same are material, the Borrower and the Guarantors have no reason to believe that the same will not be available prior to the time that the same are so required. All building services required for the proper functioning of the Gulfstream Property and The Meadows Property have been obtained, are functioning properly and are fit and suitable for their intended purpose.

  (r)
  Information Provided:    All information (other than financial projections) furnished or made available by the Borrower and/or any of the Guarantors to the Lender to induce the Lender to enter into or maintain this Agreement is true, accurate and complete in all material respects and does not omit to state any material fact, and all financial projections furnished or made available by the Borrower and/or any of the Guarantors to the Lender have been prepared based on reasonable assumptions and neither the Borrower nor any of the Guarantors has any knowledge or information which would materially adversely affect such financial projections. The Borrower (and each of the Guarantors) has disclosed in writing to the Lender everything to which it has knowledge regarding the business, operations, property, financial condition, or business prospects of itself, and each of the Properties and/or The Meadows Property which could result in a Material Adverse Change.

  (s)
  Improvements:    Except as disclosed to the Lender in writing, the present use of the Gulfstream Property and The Meadows Property each complies, and the future use of the Gulfstream Property and The Meadows Property each will comply, in all material respects, with all: (a) applicable legal and contractual requirements with regard to the use, occupancy, construction and operation thereof, including, without limitation, all zoning, subdivision, environmental, flood hazard, fire safety, health, handicapped facilities, building and other laws, ordinances, codes, regulations, orders and requirements of any governmental agency, including the Gulfstream Development Agreement; (b) building, occupancy and other permits, licences and approvals; and (c) declarations, easements, rights-of-way, covenants, conditions and restrictions of record.

  (t)
  Properties Access:    The Properties and The Meadows Property are accessible through all current access points, each of which connects or, upon the completion of the contemplated development of the Properties and The Meadows Property, will connect, directly to a fully improved and dedicated road accepted for maintenance and public use by the Governmental Authority having jurisdiction.

  (u)
  Utilities:    All utility services necessary and sufficient for the construction, use or operation of the Gulfstream Property and The Meadows Property (now and as contemplated by the Borrower and the Guarantors in the future) are currently connected or, upon the completion of the contemplated development of the Gulfstream Property, will be connected, at the boundary of the Gulfstream Property or The Meadows Property, as the case may be, directly to lines owned by the applicable utility and lying in dedicated roads, including water, storm, sanitary sewer, gas, electric and telephone facilities.

  (v)
  Flood Hazards/Wetlands:    Neither of the Properties nor The Meadows Property is situated in an area designated as having special flood hazards as defined by the Flood Disaster Protection Act of 1973, as amended, or as wetlands by any Governmental Body having jurisdiction over any of the Properties and/or The Meadows Property.

  (w)
  Environmental Conditions:    Except as disclosed in the Environmental Disclosure:

  (i)
  each of the Properties and The Meadows Property is in material compliance with all applicable Environmental Laws and all applicable Safety Laws, and all operations and activities on or at each of the Mortgaged Properties are in material compliance with all applicable Environmental Laws and all applicable Safety Laws and to the knowledge of the Borrower and each of the Guarantors, there are no current facts, circumstances or conditions that are reasonably likely to materially affect such continued compliance;

  (ii)
  neither the Borrower nor any of the Guarantors has received, or has knowledge of any threatened, Order, notice, citation, directive, inquiry, summons or warning, verbal, written or otherwise, or any other written communication from: (A) any Governmental Authority or private citizen, whether acting or purporting to act in the public interest or otherwise; (B) the current or prior owner, occupant or operator of any of the Properties and/or The Meadows Property; or (C) any other Person to whom any of the Borrower and any of the Guarantors could be reasonably held liable, of any actual or potential violation or failure to comply with any Environmental Law or Safety Law or of any actual or potential obligation to undertake or bear the cost of any Environmental or Safety Liability, including with respect to any Hazardous Activity;

    (iii)
    the Borrower and each of the Guarantors has obtained all material Environmental Consents and Safety Consents and has obtained or is in the process of obtaining all non-material Environmental Consents and Safety Consents, in each case as required for their use and operation of the Real Property and all such obtained Environmental Consents and Safety Consents are in good standing and the Borrower and each of the Guarantors are in compliance with all terms and conditions of such Environmental Consents and Safety Consents;

    (iv)
    there are no pending or, to the knowledge of the Borrower or any of the Guarantors, threatened, claims, encumbrances or restrictions of any nature resulting from or constituting any material Environmental or Safety Liability or arising under or pursuant to any Environmental Law or Safety Law affecting the Borrower or any of the Guarantors or either of the Properties, The Meadows Property or offsite location;

    (v)
    to the knowledge of the Borrower and each of the Guarantors, there is no material amount of Hazardous Materials present at, near or from either of the Properties and/or The Meadows Property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, surface impoundments, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, containment ponds or any other part of any facility or incorporated into any structure therein or thereon except in the ordinary course of business consistent with past practice and for which all necessary environmental disclosures have been made to Governmental Authorities;

    (vi)
    to the knowledge of Borrower and each of the Guarantors, there has been no material Release or Threat of Release of any Hazardous Materials at or from any location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, processed, transported, stored, handled, treated, disposed, recycled or received from the Borrower and/or any of the Guarantors;

    (vii)
    to the knowledge of the Borrower and each of the Guarantors, there are no aboveground or underground storage tanks in or associated with either of the Properties and/or The Meadows Property, that would materially impact either of the Properties and/or The Meadows Property;

    (viii)
    to the knowledge of the Borrower and each of the Guarantors, none of the Properties and/or The Meadows Property contain any wetlands or other sensitive, endangered or protected areas or species or flora or fauna that would materially impede the Reconstruction and/or any currently proposed development of The Meadows Property;

    (ix)
    to the knowledge of the Borrower and each of the Guarantors, there are no facts or circumstances at the Properties and/or The Meadows Property that could form the basis for the assertion of any material Environmental or Safety Liability against the Borrower and/or any of the Guarantors, including any material Environmental or Safety Liability arising from current environmental or health and safety practices;

    (x)
    to the knowledge of the Borrower and each of the Guarantors, neither the Borrower nor any of the Guarantors has compromised or released any insurance policies, or waived any rights under insurance policies, that may provide coverage for any Environmental or Safety Liability, where such compromise, release or waiver would have a Material Adverse Effect;

    (xi)
    to the knowledge of the Borrower and each of the Guarantors, neither the Borrower nor any of the Guarantors has assumed the liability of any other Person or entity for, and has not agreed to indemnify any other Person or entity against, claims arising out of the Release of Hazardous Materials into the Environment other than on or from the Properties and/or The Meadows Property or other claims under Environmental Laws and Safety Laws other than claims with respect to the Properties and/or The Meadows Property;

    (xii)
    to the knowledge of the Borrower and each of the Guarantors, have delivered to Lender true and complete copies of any and all reports, studies, audits, analyses, evaluations, assessments or monitoring data which could reasonably be considered to contain a material fact pertaining to Hazardous Materials or Hazardous Activities in, on, under or related to any of the Properties and/or The Meadows Property, the operations and approval of development of any of the Properties and/or The Meadows Property, compliance by the Borrower and any of the Guarantors with Environmental Laws and Safety Laws or any actual or potential Environmental or Safety Liability of any of the Relevant Entities;

    (xiii)
    the Borrower and each of the Guarantors are not aware of any material conflicts or disagreements between any Governmental Authorities and the Borrower and each of the Guarantors; and

    (xiv)
    the Borrower and each of the Guarantors do not intend as at the date of this Agreement to decrease in any material way the resources available to the Relevant Entities to address issues under Environmental Laws or Safety Laws.

  (x)
  Taxes/Assessments:    There are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Properties and/or The Meadows Property or any part thereof which are not overdue. Upon the completion of the Reconstruction, the Tax bills affecting the Gulfstream Property will cover the entire Gulfstream Property and will not cover or apply to any other property. Neither the Borrower nor any Guarantors have received any written notice of any supplemental Taxes which may be owing or otherwise assessed which are not overdue.

  (y)
  Eminent Domain:    There is no eminent domain or condemnation proceeding pending or, to the best of the Borrower's knowledge and the Guarantor's knowledge, threatened, relating to either of the Properties, The Meadows Property or any part thereof.

  (z)
  Compliance:    There are no alleged or asserted violations of law (including, without limitation, all racing and gaming laws and regulatory requirements), municipal ordinances, public or private contracts, declarations, covenants, conditions, or restrictions of record, or other requirements with respect to either of the Properties and/or The Meadows Property which if enforced would or are likely to result in a Material Adverse Change.

  (aa)
  Employee Benefit Plans:    Neither the Borrower nor any of the Guarantors sponsors any pension plan, as defined in ERISA.

  (bb)
  Labour Controversies:    There are no labour controversies pending or threatened against the Borrower and/or the Guarantors which, if adversely determined, could result in a Material Adverse Change.

  (cc)
  Foreign Ownership:    Neither the Borrower nor any of the Guarantors is or will be a "foreign corporation", "foreign partnership," "foreign trust," "foreign estate", "foreign person," "affiliate" of a "foreign person" or a "United States intermediary" of a "foreign person" within the meaning of the IRC, Sections 897 and 1445, the Foreign Investments in Real Property Tax Act of 1980, the International Foreign Investment Survey Act of 1976, the Agricultural Foreign Investment Disclosure Act of 1978, or the regulations promulgated pursuant to such Acts or any amendments to such Acts.

  (dd)
  Solvency:    Neither the Borrower nor any of the Guarantors is insolvent and no: (i) assignment for the benefit of the creditors of any of them; (ii) appointment of a receiver for any of them or for the property of any of them; or (iii) bankruptcy, reorganization, or liquidation proceeding, is pending or threatened (whether voluntary or involuntary) instituted by or against any of them. The Borrower and each of the Guarantors is solvent, able to pay its debts as such debts become due, has capital sufficient to carry on its businesses and transactions and all businesses and transactions in which it is about to engage, and the value of its property, at a fair valuation, is greater than the sum of its debts. Neither the Borrower nor any of the Guarantors will be rendered insolvent by the execution and delivery to the Lender of the Loan Documents or by the transactions contemplated thereunder.

  (ee)
  Casualty:    Except for the Reconstruction, there is no damage or destruction to any part of the Properties and/or The Meadows Property by fire or other casualty that has not been repaired.

  (ff)
  No Agreement to Sell Assets:    The Borrower and each of the Guarantors does not have any legal obligation, absolute or contingent, to any Person or entity to sell any of its assets, except in the ordinary course of business consistent with past practice, or to effect any merger, consolidation or other reorganization of the Borrower or any of the Guarantors with any other Person or entity or to enter into any agreement with respect thereto.

  (gg)
  Business Purpose:    The proceeds of the Loan to the Borrower pursuant to the Loan Documents will be used by the Borrower solely and exclusively for the proper business purposes set out in Section 2.1. The Borrower is not in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any loans and/or advances made by the Lender to or for the benefit of the Borrower will be used to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

  (hh)
  Consideration:    The Loan Documents were executed and delivered by the Borrower to the Lender in good faith and in exchange for a reasonably equivalent value without any intent to hinder, delay or defraud any creditor of the Borrower.

  (ii)
  Unmatured Event of Default or Event of Default:    No Unmatured Event of Default or Event of Default has occurred and is continuing.

  (jj)
  Other Regulations:    Neither the Borrower nor any Guarantor is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or to any other law, regulation, rule, limitation or restriction of a Governmental Body limiting its ability to incur indebtedness.

  (kk)
  Patent and Other Rights:    Each of the Borrower and each of the Guarantors owns, licenses or otherwise has the full right to use, under validly existing agreements, all patents, licenses, trademarks, trade names, trade secrets, service marks, copyrights and all rights with respect thereto, which are required to conduct their businesses as now conducted.

  (ll)
  Margin Stock:    None of the Borrower nor any of the Guarantors owns Margin Stock which, in each case, in the aggregate, would constitute over 25% of the assets of such Person and no proceeds of the Loan will be used to purchase or carry, directly or indirectly, any Margin Stock or to extend credit, directly or indirectly, to any Person for the purpose of purchasing or carrying any Margin Stock. The term "Margin Stock" shall have the meaning given to such term in Regulation U issued by the Board of Governors of the Federal Reserve System.

  (mm)
  Adequate Insurance:    All of the property of the Borrower and the Guarantors is insured with good and responsible companies against fire and other casualties in the same manner and to the same extent as such insurance is usually carried by Persons carrying on a similar business and owning similar property located in the same general area as the property owned by the Borrower or Guarantor, as the case may be, including the Properties, and the Borrower and each of the Guarantors maintains or causes to be maintained with good and responsible insurance companies adequate insurance against business interruption with respect to the operations of all of such property and liability on account of damage to Persons or property, including damage resulting from product liability, and under all applicable workers' compensation laws, in the same manner and to the same extent as such insurance is usually carried by Persons carrying on a similar business and owning similar property.

  (nn)
  Legal Name and Chief Executive Office:    The Borrower and each Guarantor has or will advise the Lender in writing of their respective chief executive offices and places of business. Except as otherwise disclosed to the Lender in writing, none of the Borrower nor any of the Guarantors conducts business under any corporate names other than its legal name.

  (oo)
  USA Patriot Act:    Neither the Borrower, nor any of the Guarantors nor any Affiliate thereof, is identified in any list of known or suspected terrorists published by any United States government agency, (individually, as each such list may be amended or supplemented from time to time, referred to as a "Blocked Persons List") including, without limitation, (i) the annex to Executive Order 13224 issued on September 23, 2001 by the President of the United States and (ii) the Specially Designated Nationals List published by the United States Office of Foreign Assets Control.

  (pp)
  Licences and Permits:    Neither the Borrower nor any Guarantor has pledged any licenses or permits, held by it or any of its subsidiaries, to a third party.

6.2   Survival of Borrower's and Guarantors' Representations

        All representations and warranties of the Borrower and the Guarantors in this Agreement, the Loan Documents and all representations and warranties in any certificate delivered by the Borrower pursuant hereto and thereto, shall survive execution of the Loan Documents and the making of the Loan, and may be relied upon by the Lender as being true and correct with effect as of the date given (either initially or as brought down) until the Loan is fully and irrevocably paid. Without derogating from the foregoing, the representations and warranties of the Borrower and each of the Guarantors set out in Section 6.1(w) shall survive the payment and performance of the Indebtedness, liabilities and obligations of the Borrower under, and the termination and release by the Lender of, this Agreement and the other Loan Documents.

6.3   Lender's Representations and Warranties

        The Lender hereby represents and warrants that: (a) this Agreement and the other Loan Documents executed by the Lender have each been duly authorized, executed and delivered by the Lender and each constitutes the legally binding obligation of the Lender, enforceable against the Lender in accordance with its respective terms; (b) the Lender is the Zug Branch of a partnership duly formed, validly existing and in good standing under the laws of Iceland; and (c) the Lender has full right, power and authority to execute this Agreement and those other Loan Documents executed by it on its own behalf and no consents of third parties are required which have not been, or will not be, obtained.

ARTICLE 7

AFFIRMATIVE COVENANTS

7.1   Covenants

        The Borrower and the Guarantors covenant and agree with the Lender that from the date of this Agreement and thereafter until the Loan (including interest thereon), and all fees and expenses to be paid by the Borrower to the Lender hereunder, are paid in full:

  (a)
  Payments:    The Borrower shall duly and punctually pay to the Lender all amounts payable by it hereunder when due.

  (b)
  Corporate Existence:    The Borrower shall maintain in good standing its corporate existence under the laws of the State of Florida and qualify and remain duly qualified to do business and own property in each jurisdiction in which such qualification is necessary in view of its business and operations, The Meadows Owner shall maintain in good standing its corporate existence under the laws of the Commonwealth of Pennsylvania and qualify and remain duly qualified to do business and own property in each jurisdiction in which such qualification is necessary in view of its business and operations, and each of The Meadows Operators shall maintain in good standing its corporate existence under the laws of the State of Delaware and qualify and remain duly qualified to do business and own property in each jurisdiction in which such qualification is necessary in view of its business and operations.

  (c)
  Compliance with Laws:    The Borrower and each of the Guarantors shall comply, in all material respects, with all applicable laws, rules, regulations, and orders of all Governmental Bodies (including environmental laws, rules, regulations and orders and racing and gaming laws, rules, regulations and orders), such compliance to include, without limitation, paying when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or any property belonging to it except to the extent contested in good faith and for which adequate reserves are maintained.

  (d)
  Books and Records/Audits:    (i) The Borrower and each of the Guarantors shall keep and maintain (and provide the Lender and its representatives and agents with reasonable access and copies of same if so requested by the Lender) at all times at the Borrower's address (in the case of the Borrower) or at each Guarantor's address (in the case of the Guarantors), or at MEC's address, or at such other place as the Lender may approve in writing, complete and accurate books of accounts and records adequate to reflect the results of the operation of each of the Properties and The Meadows Property, any financial statements required to be provided to the Lender pursuant to the Gulfstream/Aventura Mortgage and/or The Meadows Mortgage, and copies of all written contracts, correspondence, and other documents affecting either of the Properties and/or The Meadows Property. Without limiting the foregoing, the Borrower and each Guarantor agrees to deliver the following to the Lender, in duplicate:

  (A)
  copies of any notices which any contractor delivers to the Borrower and/or such Guarantor under or pursuant to the Construction Contracts which relate to (I) the occurrence of any default or event of default or other event that, with the passage of time, giving of notice or both, shall become a default or event of default under any of the Construction Contracts, (II) any situation or event which might give rise to the payment by the Borrower and/or any of the Guarantors of liquidated damages or other monetary amounts, (III) an application for planning or development approval relating to any portion of either of the Properties and/or The Meadows Property, (IV) any matter relating to the design, layout, alignment or realignment, approval or construction of the Gulfstream Facilities, or (V) any matter relating to the design, layout, approval or construction of utility easements, lines, equipment and infrastructure of either of the Properties and/or The Meadows Property; and

  (B)
  upon the written request of the Lender, a certificate of an officer of the Borrower and a certificate of an officer of each Guarantor stating that to the best of his knowledge after having made reasonable inquiry:

  (I)
  the Borrower (or such Guarantor, in the case of the Guarantors) is not in default in the fulfillment of any of the terms, covenants, provisions or conditions of this Agreement and no such default occurred during such fiscal year which is still outstanding and has not been cured by the Borrower or such Guarantor; or

  (II)
  if any such default occurred which is still outstanding and has not been cured by the Borrower or such Guarantor, specifying such default or defaults and the nature and status thereof and stating that otherwise no default has occurred during such fiscal year which is still outstanding and has not been cured by the Borrower or such Guarantor;

        such certificate to relate to the period from the end of the then last preceding fiscal year of the Borrower or such Guarantor in question to and including the date of such certificate.

  (ii)
  The Borrower and each Guarantor shall prepare and furnish (or cause to be so prepared and furnished) to the Lender:

  (A)
  within 40 days after the end of each month, an income statement and a balance sheet for the Borrower and each of the Guarantors for the preceding month, and all expenditures made with respect to the Borrower and each of the Guarantors from funds from any source for the preceding month, and such other documentation as the Lender may reasonably request from time to time certified as true, correct and complete by the Borrower and each of the Guarantors, as applicable;

  (B)
  within 120 days after the end of the calendar year, a copy of the annual financial statements for the year just ended fairly presenting the financial condition and the results of the operations of the Borrower, including, without limitation, a balance sheet, an income statement and such additional reasonable information as the Lender may reasonably request from time to time;

  (C)
  within 40 days after the end of each calendar quarter (or more often if requested by the Lender), the Borrower shall submit to the Lender a detailed written statement of the status of the Reconstruction, including an updated budget, if applicable, detailed information regarding infrastructure improvements and development costs, the status of the Construction Agreements (and the Borrower's performance thereunder), including detailed information regarding amounts spent or incurred to such date and required to be spent or incurred to complete the Reconstruction as of the last day of such calendar month, and any other matters reasonably requested by the Lender;

  (D)
  as soon as practicable, and in any event not later than 40 days after the commencement of each fiscal year of the Borrower, projected financial statements for the following fiscal year, including in each case, projected balance sheets, statements of income and retained earnings and statements of cash flow of the Borrower, all in reasonable detail and in any event to include projected operating and capital budgets;

  (E)
  contemporaneously with the quarterly and year-end financial statements required by the foregoing clauses, the Borrower shall submit a compliance certificate executed by a senior authorized signatory on behalf of the Borrower (a "Compliance Certificate") which states: (I) that to the best of his knowledge after having made reasonable inquiry no Unmatured Event of Default or Event of Default has occurred and is continuing, (II) if any such Unmatured Event of Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and what action the Borrower proposes to take with respect thereto, and (III) confirmations that no distributions, dividends, transfers, loans or other payments have been made by the Borrower in contravention of this Agreement;

    (F)
    within 40 days after the end of each calendar quarter (or more often if requested by the Lender), the Borrower shall submit to the Lender a detailed written statement of the status of any remediation activities in respect of the Properties (I) required under the Gulfstream Environmental Report to comply with Environmental Law or (II) requested by the Lender, acting reasonably, including, without limitation, a statement as to remediation work performed to date and remediation work remaining to be completed and, in addition, within one month after the end of each third of a calendar year, commencing with the third of a calendar year ending April 30, 2005, the Borrower shall submit to the Lender, if requested, an update prepared by a consultant reasonably satisfactory to the Lender of (x) the Gulfstream Environmental Report or (y) the most recent update provided to comply herewith, including in such update the amounts expended during such period;

    (G)
    if reasonably requested by the Lender, the Borrower will provide supporting documentation for all receipts and expenditures disclosed on any of the aforementioned financial statements and reports, including, but not limited to, bank statements, contracts, invoices, copies of checks and general ledgers. To the extent the Lender reasonably requires based on adverse or incorrect matters disclosed in the Borrower's records or computations, the Lender may audit the accuracy of the Borrower's records and computations at any time and the reasonable costs and expenses of any such audit shall be paid by the Borrower. If an Event of Default shall be continuing, the Lender shall be free to conduct such audits as the Lender may deem reasonably necessary and such shall be paid for by the Borrower; and

    (H)
    from time to time, such other information, financial and otherwise, concerning the Borrower as the Lender may reasonably request.

  (e)
  Additional Information:    The Borrower shall meet regularly with the Lender at the Lender's request to discuss the status of the Gulfstream Property and The Meadows Property. In addition the Borrower and the Guarantors will make financial officers available to discuss with the Lender, upon reasonable prior notice to the Borrower or the Guarantors, as applicable, the affairs, finances and accounts of the Borrower and the Guarantors and, to the extent the same is relevant to the Loan or the Security, its Affiliates all at such reasonable times and as often as the Lender may reasonably request. The Borrower and each of the Guarantors shall deliver or make available to the Lender copies of all business plans, independent slot analyses, appraisals, and other documentation in the possession or control of the Borrower and/or the Guarantors (and/or any Affiliate of the Borrower and/or the Guarantors) that relates in any way to the Properties and/or The Meadows Property, or to the businesses to be conducted by the Borrower and/or any of the Guarantors on Properties and/or The Meadows Property, including any additional information that may be reasonably requested by the Lender and/or The Meadows Lender (if any) in connection with the foregoing. All costs and expenses related to such reporting shall be apportioned to, and shall form part of, the Loan Amount and The Meadows Loan Amount (if any) (and shall be deemed to have been advanced by the respective lender thereunder), such costs and expenses to be apportioned by the Lender and The Meadows Lender, each acting reasonably.

  (f)
  Use of Proceeds:    The Borrower shall use the proceeds of the Loan only as authorized in Section 2.1 hereof and subject to the terms and provisions of the Loan Documents and for no other purpose, without the Lender's prior written consent, in the Lender's sole discretion. Except as expressly permitted herein, no portion of the proceeds of the Loan shall be used by the Borrower to pay any amounts to the Borrower or any Affiliate, and in no event shall any amounts be paid in any manner that might cause the borrowing or the application of such proceeds to violate Regulation G, Regulation U, Regulation T or Regulation X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities and Exchange Act of 1934.

  (g)
  Maintenance of the Properties and The Meadows Property:    Subject to work done in connection with the Reconstruction, the Borrower shall keep the Properties, including all buildings and improvements now or hereafter situated thereon, all equipment incidental to either of the Properties, in good condition subject to reasonable wear and tear, not commit or permit any waste thereof, make all necessary or advisable repairs, replacements and improvements and complete and restore promptly and in good workmanlike manner any building, improvements or other items of either of the Properties which may be damaged, or destroyed, and pay when due all costs incurred therefor. Each of the Guarantors shall keep The Meadows Property, including all buildings and improvements now or hereafter situated thereon, all equipment incidental to The Meadows Property, in good operating condition subject to reasonable wear and tear, not commit or permit any waste thereof, make all necessary or advisable repairs, replacements and improvements and complete and restore promptly and in good workmanlike manner any building, improvements or other items of either of the Properties which may be damaged, or destroyed, and pay when due all costs incurred therefor.

  (h)
  Gulfstream Property Operation and Completion:    The Borrower shall at all times remain the operating company for the Gulfstream Property and will diligently cause to be done all things necessary to carry out to completion the Reconstruction in accordance with plans and specifications therefor as are approved by the Lender, subject to such changes thereto as the Borrower may consider necessary and the Lender shall have approved, acting reasonably (the "Plans"), and in accordance with all development and construction agreements related thereto, subject to such changes thereto as the Borrower may consider necessary and the Lender shall have approved, acting reasonably, with all convenient speed and to complete such construction and development as promptly as reasonably practicable and substantially in accordance with the Plans and such agreements in each case to the extent amended as aforesaid. Without derogating from the foregoing, all applications for Governmental Authorizations in respect of the Plans and/or the Reconstruction shall, to the extent that the scope, form and substance or terms thereof are inconsistent or otherwise not in accordance with the Plans, be submitted to the Lender for its review and approval.

  (i)
  The Reconstruction will be constructed in a good and workmanlike manner by the Borrower using quality materials in accordance with the plans and specifications approved by the Lender, acting reasonably.

  (j)
  Compliance with Agreements:    The Borrower and each of the Guarantors shall carry out all its obligations under this Agreement, the Security and the Material Agreements and shall use its reasonable efforts to cause the other parties thereto to do likewise.

  (k)
  Notice of Default:    The Borrower and each of the Guarantors shall provide the Lender with a copy of all written notices, correspondences and reports received or delivered by the Borrower or such Guarantor (including notices of default) under any of the Organizational Documents, Occupancy Agreements, Construction Contracts or Material Agreements and notices of violations of laws, regulations, codes, ordinances and the like received by the Borrower or any of the Guarantors relating to either of the Properties and/or The Meadows Property, including, without limitation, all racing and/or gaming licenses, the Gulfstream Development Agreement and/or any of the Construction Contracts. The Borrower shall furnish, or cause to be furnished, to the Lender, immediately upon becoming aware of the existence of an Event of Default or any Unmatured Event of Default, written notice of the existence of any such event or the existence of any such condition.

  (l)
  Construction Cost Overruns:    The Borrower shall promptly fund, at its own cost and expense, all cost overruns for the Reconstruction, such that the principal amount yet to be advanced hereunder for the Reconstruction shall not be less than the remaining cost to complete the Reconstruction.

  (m)
  Conduct of Business:    The Borrower and each of the Guarantors shall conduct its business in a reasonable and prudent manner and, subject to the terms hereof, will take all reasonable steps to maintain and preserve its assets and properties and to maintain full and complete corporate and financial records. Neither the Borrower nor any of the Guarantors shall engage in any business or activity other than that consistent with past practice and as contemplated hereunder, which permitted business or activity shall include slots or other forms of alternative gaming permitted in connection with horse racing and parimutuel gaming.

  (n)
  Transactions with Affiliates; Separate and Distinct Business:    The Borrower shall conduct its operations as a separate and distinct business and shall not: (i) enter into any contract or agreement with any shareholder, member, partner, principal or Affiliate, except upon market terms and conditions that are substantially similar to those that would be available to a similarly situated arms' length third party; (ii) commingle its assets or funds with the assets or funds of any of its shareholders, members, partners, principals, Affiliates or any other entity; (iii) acquire or own any material assets other than the Properties and such incidental personal property as may be necessary for the operation of the Properties; (iv) suggest that it is responsible for the debts of any third party (including any of its shareholders, members, partners, principals, Affiliates or any other entity); or (v) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Each of the Guarantors shall conduct its operations as a separate and distinct business and shall not: (i) enter into any contract or agreement with any shareholder, member, partner, principal or Affiliate, except upon market terms and conditions that are substantially similar to those that would be available to a similarly situated arms' length third party; (ii) commingle its assets or funds with the assets or funds of any of its shareholders, members, partners, principals, Affiliates or any other entity; (iii) acquire or own any material assets other than The Meadows Property and such incidental personal property as may be necessary for the operation of The Meadows Property; (iv) suggest that it is responsible for the debts of any third party (including any of its shareholders, members, partners, principals, Affiliates or any other entity); or (v) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.

  (o)
  Material Adverse Change:    Upon the happening of any Material Adverse Change, the Borrower and/or the Guarantors shall promptly advise the Lender of such change or event.

  (p)
  Notification of Attachment or Other Action:    The Borrower and each of the Guarantors shall immediately notify the Lender in writing of any attachment or other legal process levied or threatened against either of the Properties (in the case of the Borrower) and/or The Meadows Property (in the case of the Guarantor), or the institution of any action, suit or proceeding by or against the Borrower, any of the Guarantors or either of the Properties and/or The Meadows Property, or any information received by the Borrower and/or any of the Guarantors relative to any of the Guarantors and/or the Borrower or either of the Properties and/or The Meadows Property, which may adversely affect (i) the Borrower's ability to pay the Indebtedness, (ii) the value of either of the Properties and/or The Meadows Property or the value, validity or priority of the Lender's security interests granted pursuant to the Gulfstream/Aventura Mortgage and/or The Meadows Mortgage and/or any of the other Loan Documents, (iii) any of the Guarantors' ability to perform under the Guarantees, or (iv) any other rights and remedies of the Lender granted and continued pursuant to the Loan Documents.

  (q)
  Defense of Collateral:

  (i)
  The Borrower shall pay when due all obligations, lawful claims or demands with respect to each of the Properties which, if unpaid, might result in, or permit the creation of, any lien or encumbrance on such Property, including but not limited to all lawful claims for labour, materials and supplies; provided that the Borrower shall have the right to contest any such claim so long as the Borrower posts a bond acceptable to the Lender to protect the Lender's interest in the Properties, and, in general, do or cause to be done everything necessary to fully preserve the rights and interests of the Lender under this Agreement and the other Loan Documents. The Borrower shall at all times defend the Lender's interest in and to the Properties, and the first priority position of said interest subject to the Permitted Exceptions, against any and all claims of any Person adverse to the Lender. The Borrower shall take all actions reasonably deemed necessary or appropriate by the Lender to give effect to the Lender's priority of interests contemplated by this Agreement and the other Loan Documents; and

  (ii)
  each of the Guarantors shall pay when due all obligations, lawful claims or demands with respect to The Meadows Property which, if unpaid, might result in, or permit the creation of, any lien or encumbrance on The Meadows Property, including but not limited to all lawful claims for labour, materials and supplies; provided that any Guarantor shall have the right to contest any such claim so long as such Guarantor posts a bond acceptable to the Lender to protect the Lender's interest in The Meadows Property, and, in general, do or cause to be done everything necessary to fully preserve the rights and interests of the Lender under this Agreement and the other Loan Documents. The Guarantors shall at all times defend the Lender's interest in and to The Meadows Property, and the first priority position of said interest subject to the Permitted Encumbrances, against any and all claims of any Person adverse to the Lender. The Guarantors shall take all actions reasonably deemed necessary or appropriate by the Lender to give effect to the Lender's priority of interests contemplated by this Agreement and the other Loan Documents.

  (r)
  Insurance:    The Borrower and the Guarantors shall maintain or cause to be maintained at all times with respect to the Properties and their business and operations all customary and prudent insurance, including, without limitation, all insurance requested by the Lender, acting reasonably.

  (s)
  Taxes and Liabilities:    The Borrower shall promptly pay when due all Taxes, duties, assessments and other liabilities, except such taxes, duties, assessments and other liabilities as the Borrower is diligently contesting in good faith and by appropriate proceedings; provided that the Borrower has provided for and is maintaining adequate reserves with respect thereto.

  (t)
  Preserve Security:    The Borrower and each of the Guarantors shall upon reasonable request in writing by the Lender do, observe and perform all matters and things reasonably within its powers necessary or expedient to be done, observed or performed for the purpose of maintaining and preserving the security interest of the Lender as provided for herein and in the Security as valid security, perfected in the manner contemplated hereby and in the Security.

  (u)
  Payment of Obligations:    The Borrower and each Guarantor shall pay and discharge, or cause to be paid and discharged, all its indebtedness and obligations to other Persons promptly in accordance with normal terms and practices of its businesses, before they shall become in default, as well as all lawful claims for labour, materials and supplies which otherwise, if unpaid, might become a lien or charge upon its properties or any part thereof.

  (v)
  Hold Disbursements in Trust:    Other than the proceeds of the Loan which will be used for the purposes set forth herein, the Borrower will receive and hold in trust for the Lender all advances made hereunder directly to the Borrower and the Borrower will not apply the same for any other purposes.

  (w)
  Required Remediation and Environmental Actions:    Upon request of the Lender acting reasonably, the Borrower hereby agrees to complete the requested remediation actions recommended to be taken with respect to the Property in the Gulfstream Environmental Report and not heretofore undertaken as described in the Gulfstream Environmental Report. The term "Gulfstream Environmental Report" means the Phase I Environmental Site Assessment and Environmental Compliance Audit in respect of the Properties, prepared by Environmental Resources Management, and dated July 10, 2003, and any updates or addenda thereto if and to the extent approved by the Lender in writing along with a reliance letter relating thereto addressed to the Lender in form and substance satisfactory to the Lender. In connection with such required remediation actions, the Borrower shall obtain an update to the Gulfstream Environmental Report as and when requested by the Lender, acting reasonably, in order to confirm that the Borrower's actions are in conformity with Environmental Laws. In connection with each update to the Gulfstream Environmental Report, the Borrower shall obtain a reliance letter relating thereto addressed to the Lender in form and substance reasonably satisfactory to the Lender. The Borrower covenants that any soils or other materials that are removed in connection with any remediation of either of the Properties shall be disposed of in conformity with requirements of law at a location other than either of the Properties.

  (x)
  Surveys:    After the recording of any subdivision, plan of subdivision or small-scale planned development with respect to any of the Properties, the Borrower shall obtain and deliver to the Lender, at the Borrower's expense, in a form reasonably acceptable to the Lender: (i) an updated plan of survey for such Property showing such Property as so subdivided; and (ii) an endorsement to the Lender's title insurance policy confirming the new legal description created by said subdivision and affirmative insurance that the Mortgage in respect of such Property continues to encumber such Property, as subdivided and newly described.

  (y)
  Tax Deposits:    Upon written direction from the Lender after the occurrence of an Unmatured Event of Default or an Event of Default which remains uncured, the Borrower shall immediately commence to deposit with the Lender commencing with the first interest payment due under the Loan and on the first day of each month thereafter until the Indebtedness is fully paid, a sum equal to one-twelfth (1/12) of the total annual taxes and assessments (general and special) respecting the Properties and the costs of insurance premiums, based upon the Lender's reasonable estimate as to the amount of the taxes, assessments and premiums to be levied, assessed and incurred. The Borrower's initial deposit shall be increased by an amount equal to the Lender's reasonable estimate of the amount of such taxes and insurance premiums to become owing on the due dates for the payment of such taxes and insurance premiums less the monthly payments to be deposited hereunder prior to such due dates. If any such taxes or insurance premiums relating to the Gulfstream Property are also related to other premises, the amount of any deposit hereunder shall be based upon the Borrower's share of the taxes, assessments or insurance premiums, the Borrower shall apportion the total amount of the taxes, assessments or premiums levied or assessed as between such other premises and the Gulfstream Property for the purposes of computing the amount of any deposit hereunder. Such deposits shall be held without any allowance of interest. Such deposits shall be used for the payment of such taxes, assessments and insurance premiums on the Gulfstream Property on the earliest possible date when such payments become due. If the funds so deposited are insufficient to pay any such taxes, assessments and insurance premiums for any year when the same shall become due and payable, the Borrower shall, within 10 Business Days after receipt of demand therefor from the Lender, deposit such additional funds as may be necessary to pay such taxes, assessments and insurance premiums in full. If the funds so deposited exceed the amount required to pay such taxes, assessments and insurance premiums for the year, the excess shall be applied on a subsequent deposit or deposits. Said deposits shall be kept in a separate, non-interest bearing account created by and in the name of the Lender. Upon the occurrence of an uncured Event of Default, the Lender may, at its option, without being required to do so, apply any monies at the time on deposit pursuant to this Section 7.1(y) on any of the Indebtedness, in such order and manner as the Lender may elect. When the Indebtedness has been fully paid, any remaining deposits shall be paid to the Borrower. A security interest within the meaning of the Uniform Commercial Code of the state in which the Borrower is organized as a legal entity is hereby granted to the Lender in and to any monies at any time on deposit pursuant to this Section 7.1(y), as additional security for the Indebtedness. Such funds shall be applied by the Lender for the purposes made hereunder and shall not be subject to the direction or control of the Borrower. The Lender shall not be liable for any failure to apply the funds so deposited hereunder to the payment of any particular taxes, assessments and insurance premiums unless the Borrower, while not in default hereunder, shall have requested the Lender in writing to make application of such funds to the payment of the particular taxes, assessments or premiums for payment of which they were deposited, accompanied by the bills for such taxes, assessments or premiums. The Lender shall not be liable for any act or omission taken in good faith or pursuant to the instruction of any party, but shall be liable only for gross negligence or wilful misconduct.

  (z)
  USA Patriot Act:    The Borrower and the Guarantors hereby covenant that until such time as the Loan is paid in full, they will take no action (nor fail to take any action) that would violate the PATRIOT Act, IEEPA or OFAC and will take all customary and reasonable steps to ensure that they are in compliance with any orders issued thereunder. For purposes hereof, "IEEPA" means the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq., "OFAC" means the U.S. Department of Treasury's Office of Foreign Asset Control and "PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act).

  (aa)
  Regulatory Matters:    Each of the Borrower and the Guarantors shall promptly seek and obtain from the racing and gaming regulatory bodies that have jurisdiction over the Borrower and the Guarantors, as applicable, all necessary approvals and/or consents with respect to the Loan and the Loan Documents. The Borrower and the Guarantors shall keep the Lender apprised of the current status of the approval/consent process. In the event that such approvals and/or consents are not obtained within 120 days of the First Advance, the Lender shall have the right (exercisable in its sole and absolute discretion) to immediately terminate this Agreement. In addition, if the regulatory bodies determine that they shall not provide all necessary approvals and/or consents, this Agreement shall immediately terminate. In either event, on such termination the Borrower shall immediately pay to the Lender the Gulfstream Loan Amount (including (and without duplication) all accrued and unpaid interest, fees, expenses and closing costs and other amounts owing and the Gulfstream Unamortized Amount as of such date), together with the Gulfstream Make-Whole Amount.

ARTICLE 8

NEGATIVE COVENANTS

8.1   Negative Covenants

        Except as expressly permitted under this Agreement and the other Loan Documents, from the date of this Agreement and thereafter until the Loan has been paid in full the Borrower covenants and agrees with the Lender as follows:

  (a)
  Licenses and Permits:    Neither the Borrower nor any of the Guarantors shall pledge any of licenses or permits, held by it or any of its subsidiaries, to any third party.

  (b)
  Debt:    Neither the Borrower nor any Guarantor shall, directly or indirectly, incur any debt of enter into any guarantees, hypothecation, contracts or other agreements which would make the Borrower or such Guarantor liable for any debt or expense other than Permitted Encumbrances and customary trade payables and similar types of obligations that are consistent with past practice and in the ordinary course of the Borrower's or such Guarantor's business.

  (c)
  Further Encumbrances:    Neither the Borrower nor any of the Guarantors will create, assume or permit to exist any Encumbrance or security interest with respect to any of the Properties and/or The Meadows Property, or any portion thereof, whether ranking prior to, pari passu with or subsequent to the Security, other than Permitted Encumbrances without the prior written consent of the Lender.

  (d)
  Transfers:    Neither the Borrower nor any of the Guarantors shall sell, assign, transfer, convey, lease or otherwise alienate or dispose of any of the Properties and/or The Meadows Property, or any interest therein (financial or management), whether legal or equitable, without the prior written consent of the Lender.

  (e)
  Change of Control:    There shall not be, nor shall the Borrower and/or any of the Guarantors permit, any issue, subscription, allotment, cancellation or redemption initiated by the Borrower or any of the Guarantors or, any transfer by sale, assignment, operation of law or other disposition or any redemption initiated by a holder of shares of the Borrower and/or any of the Guarantors, of all or any part of the shares of the Borrower and/or any of the Guarantors or of any subsidiary corporation of the Borrower and/or any of the Guarantors or any corporation which is an Affiliate of the Borrower and/or any of the Guarantors, other than the parent company of the Borrower or any of the Guarantors, having voting rights, whether contingent or direct, nor permit any re-organization or amalgamation in any such case so as to result in any change in the present effective voting control of the Borrower and/or any of the Guarantors from the Person or Persons holding such voting control at the date of execution of this Agreement (although the effective voting control may vary among those Persons holding such voting control at the date of execution of this Agreement) without first obtaining the written consent of the Lender in each instance, which consent may be unreasonably or arbitrarily withheld, notwithstanding any statutory provision or provisions to the contrary. There shall not be deemed to be a change in the present effective voting control if the shares of the Borrower and/or any of the Guarantors in question are beneficially owned by (a) a company controlled by the Person who beneficially owns such shares at the date of execution of this Agreement or (b) an Affiliate. Any subsequent change in control shall similarly be subject to the prior written consent of the Lender. The Borrower and each of the Guarantors shall make available to the Lender or its lawful representatives, all its corporate books and records for inspection at all reasonable times, in order to ascertain whether there has been any change in control.

  (f)
  Occupancy Agreements:    Neither the Borrower nor any of the Guarantors shall enter into, nor permit to be entered into any leases, agreements to lease or any other Occupancy Agreements for any space which constitutes any material part of the Properties, The Meadows Property or any of them without the prior written approval of the Lender, acting reasonably, other than stall agreements and leases for operations such as blacksmiths and veterinarians on market terms and consistent with past practice.

  (g)
  No Amendments:    The Borrower shall not make, permit or allow any material amendments or other material changes to or terminate the Material Agreements (excluding leases of space in respect of the Properties of less than two thousand, five hundred (2,500) square feet) or any other agreement affecting the Security, except pursuant to an ordinary course renewal thereof nor make any material amendments to its constating documents, in each case in a manner which would materially adversely affect the interest of the Lender hereunder or under the Security, in each case, without the prior written consent of the Lender, which shall not be unreasonably withheld. The Borrower shall not materially alter or vary the plans and specifications for the Gulfstream Property approved by the Lender without the prior written consent of the Lender, not to be unreasonably withheld.

  (h)
  Lienable Work:    The Borrower shall not, without the Lender's prior written approval, exercisable in the Lender's sole discretion, permit any mechanic's lienable work to be done to or for the benefit of the Gulfstream Property except (a) for the Reconstruction, (b) as disclosed in the Occupancy Agreements approved by the Lender, (c) for normal repair and maintenance in the ordinary course of business or (d) emergency repairs.

  (i)
  Use:    The Borrower shall not use or develop the Gulfstream Property for any purposes other than as contemplated under the Gulfstream Development Agreement, the Construction Contracts and other permitted related purposes. The Borrower shall not permit the Gulfstream Property or any portion thereof to be converted or take any preliminary actions which could lead to a conversion to condominium or cooperative form of ownership until such time as the Loan is paid in full, together with all interest thereon.

  (j)
  Property Manager:    The Borrower shall not enter into any property management agreement without the Lender's prior written consent.

  (k)
  No Commingling Funds:    The Borrower shall not commingle any funds related to the Gulfstream Property with funds from any other property.

  (l)
  No Change in Nature of Business:    Neither the Borrower nor any Guarantor shall make any material change in the nature of its business carried on as of the date hereof.

  (m)
  No Mergers, Consolidations, Sales:    Neither the Borrower nor any Guarantor shall be a party to any merger, consolidation or exchange of ownership interests, or purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any membership, partnership or joint venture interest in, any other Person or entity, or sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign, with or without recourse, any receivables.

  (n)
  No Change in Ownership:    Neither the Borrower nor any Guarantor shall permit any Person or entity to become a shareholder of it or permit any of its shareholders to assign, transfer, pledge, hypothecate or sell any interest in it. If requested by the Lender, the Borrower and each Guarantor shall provide the Lender at reasonable intervals with a sworn statement that no such change of ownership has occurred during the preceding period.

  (o)
  ERISA:    Neither the Borrower nor any Guarantor nor any ERISA Affiliate shall (A) adopt or institute any Employee Benefit Plan that is an employee pension benefit plan within the meaning of section 3(2) of ERISA, (B) take any action which will result in the partial or complete withdrawal, within the meanings of sections 4203 and 4205 of ERISA, from a Multiemployer Plan except in the case of a closure of the businesses or facilities of an ERISA Affiliate, (C) engage or permit any Person to engage in any non-exempt transaction prohibited by section 406 of ERISA or section 4975 of the IRC involving any Employee Benefit Plan or Multiemployer Plan which would subject Borrower, any Guarantor or any ERISA Affiliate to any tax, penalty or other liability including a liability to indemnify, (D) incur or allow to exist any accumulated funding deficiency (within the meaning of section 412 of the IRC or section 302 of ERISA), except for any funding deficiencies that relate to a Multiemployer Plan caused by a third party (other than an Affiliate of the Borrower), (E) fail to make full payment when due of all amounts due as contributions to any Employee Benefit Plan or Multiemployer Plan, (F) fail to comply with the requirements of section 4980B of the IRC or Part 6 of Title I(B) of ERISA, or (G) adopt any amendment to any Employee Benefit Plan which would require the posting of security pursuant to section 401(a)(29) of the IRC, where singly or cumulatively, the above could be reasonably likely to have a Material Adverse Effect.

  (p)
  Other Agreements:    Neither the Borrower nor any Guarantor shall enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith or which would violate or breach any provision hereof or of any such instrument or document.

  (q)
  Assertion of Certain Claims and Defenses:    To the extent permitted by applicable law, neither the Borrower nor any of the Guarantors shall assert in any judicial proceeding any lender liability claim or counterclaim, the defense of lack of consideration or violation of any applicable usury laws or any similar legal or equitable defense to the validity or enforceability of this Agreement or any other Loan Document.

  (r)
  Compensation and Fees; Disbursements:    Neither the Borrower nor any Guarantor shall pay to any Affiliates or other related party (other than the Lender and the Meadows Lender) of the Borrower or any of the Guarantors any compensation or fees for services rendered, except for such fees as are on market terms, consistent with past practice and in the ordinary course of the Borrower's and/or of the Guarantor's business, and in the case of any management, consulting or similar fee, or comparable payment, in accordance with Subsection 8.1(t).

  (s)
  Loans, Advances, Guaranties, Dividends, Distributions:    Except as expressly permitted hereunder, the Borrower shall not lend or advance money or credit to any Person or entity or purchase or repurchase (or agree, contingently or otherwise, to do so) the indebtedness of, or assume, guarantee (directly or indirectly or by an instrument having the effect of assuming another's payment or performance of any obligation or capability of so doing, or otherwise), or endorse or otherwise become liable, directly or indirectly, with respect to the obligations, stock or dividends of any Person or entity.

  (t)
  Restricted Payments:    Without in any way limiting the generality of the restrictions and limitations contained within the above-reference covenants, while the Loan or the Gulfstream Guarantee and Indemnity remains outstanding, the Borrower and each of the Guarantors shall not undertake any of the following without the express prior written consent of the Lender, which may be unreasonably and arbitrarily withheld:

  (i)
  making any payments on, in respect of or arising under or in connection with any indebtedness pari passu with or subordinated to the Loan or indebtedness owed to any Affiliate, including, without limitation, any indebtedness owing to a shareholder or a subsidiary (other than the Lender or The Meadows Lender), other than payments of interest due and owing where the making of such payments will not result in the Borrower committing a default under this Agreement;

  (ii)
  making any loans to third parties or Affiliates;

    (iii)
    redeeming, purchasing or otherwise retiring or cancelling any securities (including any warrants, options or rights to acquire securities, "Securities");

    (iv)
    creating any sinking fund or entering into any analogous arrangement whereby cash is set aside or segregated for the payment of any indebtedness, other than the Loan, or for the acquisition of any equity securities of the Borrower;

    (v)
    issuing any Securities containing any mandatory or fixed payment obligations of any kind, whether dividend or premium or otherwise;

    (vi)
    declaring or paying any dividends unless (A) all of the Gulfstream Restricted Payment Release Conditions (as hereinafter defined) have been satisfied, and (B) such declaration or payment of dividends will not result in the Borrower committing a default under this Agreement;

    (vii)
    making investments, subject to exceptions for cash equivalents and other arm's length investments in amounts and pursuant to terms acceptable to the Lender, acting reasonably;

    (viii)
    paying any management, consulting or similar fee, or comparable payment (i) to any Affiliate or other related party (other than the Lender or The Meadows Lender) or (ii) outside of the ordinary course of business and consistent with past practice; and

    (ix)
    entering into any transactions with any Affiliate for the purposes of undertaking indirectly any transaction or activity that is otherwise prohibited by this Subsection (t).

    For the purposes hereof, the "Gulfstream Restricted Payment Release Conditions" means: (i) The Meadows Excess Cash Sweep Termination Date (as defined in The Meadows Construction Loan Agreement) has been reached, (ii) the outstanding debt of the Borrower (together with the outstanding debt of the Guarantors if The Meadows Construction Loan Agreement is in place) compared to the EBITDA of the Borrower (together with the EBITDA of the Guarantors if The Meadows Construction Loan Agreement is in place) does not exceed a ratio of 4:1, (iii) at the time of the making of the restricted payment, or after giving effect thereto, no Unmatured Event of Default or Event of Default, or an event that through the passage of time or the giving of notice, or both, would become an Event of Default, shall have occurred and be continuing, and (iv) the distribution of the restricted payment does not cause the sum of all restricted payments made by the Borrower (including the desired payment) to exceed an amount equal to 50% of cumulative net income of the Borrower (determined in accordance with GAAP) since the Gulfstream Facilities Completion Date less 100% of losses since such date.

    Notwithstanding the foregoing, the Lender agrees that the following types of payments by the Borrower shall not be deemed to be restricted payments subject to the above restrictions: (a) payments to MID, the Lender or The Meadows Lender (including any amounts paid to The Meadows Lender in respect of the Borrower's obligations under The Meadows Guarantee and Indemnity); (b) the distribution by the Borrower to MEC of the First Advance under the Loan, which First Advance will be an amount equal to the amount paid by MEC with respect to the Reconstruction prior to the closing of the Loan plus the out-of-pocket fees and costs payable by the Borrower or MEC in connection with entering into the Loan; (c) the Gulfstream Guarantee Fee; and (d) provided that at the time of the making of such payment, or after giving effect thereto, no default or Event of Default, or an event that through the passage of time or the giving of notice, or both, would become an Event of Default, shall have occurred and be continuing, payments to MEC for (i) management fees in the ordinary course of business and consistent with past practice and (ii) the reimbursement of additional amounts paid by MEC from time to time with respect to the Reconstruction, provided that all such amounts were incurred in accordance with the Plans and with the terms of this Agreement.

    Notwithstanding the foregoing, the Lender agrees that the following types of payments by the Guarantors shall not be deemed to be restricted payments subject to the above restrictions: (a) payments to MID, the Lender or The Meadows Lender (including any amounts paid to the Lender in respect of the Guarantors' obligations under the Gulfstream Guarantee and Indemnity); (b) The Meadows Guarantee Fee (as defined in The Meadows Construction Loan Agreement); and (c) provided that at the time of the making of such payment, or after giving effect thereto, no default or Event of Default, or an event that through the passage of time or the giving of notice, or both, would become an Event of Default, shall have occurred and be continuing, payments to MEC for (i) management fees in the ordinary course of business and consistent with past practice and (ii) the reimbursement of additional amounts paid by MEC from time to time with respect to the reconstruction of The Meadows Facilities, provided that all such amounts were incurred in accordance with The Meadows Plans and with the terms of The Meadows Construction Loan Agreement.

ARTICLE 9

EVENTS OF DEFAULT; ACCELERATION OF INDEBTEDNESS

9.1   Events of Default

        The occurrence or existence of any one or more of the following shall constitute an "Event of Default" hereunder:

  (a)
  Non-Payment:    The failure of the Borrower to (i) pay any regularly scheduled payment of principal and/or interest and any Costs within 3 Business Days after the same becomes due; or (ii) punctually pay when due any other amount owing under the Gulfstream Note, this Agreement, or the Loan Documents; or

  (b)
  Specific Defaults:    The Borrower and/or any Guarantor shall fail to observe or perform any covenant, obligation, condition or agreement set forth in Section 7.1(b), (f), (j), (m), (n), (o), (p), (r) and /or (z), and/or Section 8.1; or

  (c)
  Other Defaults:    The Borrower and/or any Guarantor shall fail to, observe or perform any covenant, obligation, condition or agreement contained in this Agreement or any other Loan Document other than those specified in clauses (a) and (b) of this Section and such failure shall continue for 30 days; or

  (d)
  Representations and Warranties:

  (i)
  Any representation, warranty, certificate, information or other statement (financial or otherwise) made or furnished by or on behalf of the Borrower and/or any Guarantor to the Lender in or in connection with this Agreement or any of the other Loan Documents, or as an inducement the Lender to enter into this Agreement, (A) that is not or has not been qualified by reference to "material", "in all material respects", "Material Adverse Effect" or any other materiality standard, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished, or (B) that is or has been qualified by reference to "material", "in all material respects", "Material Adverse Effect" or any other materiality standard, shall be false, incorrect, incomplete or misleading when made or furnished.

  (ii)
  No Event of Default under clause (i) above will occur if the misrepresentation or misstatement, or the circumstances giving rise to it, is or are capable of remedy and is or are remedied within 20 days of the earlier of (A) the Lender giving notice to the Borrower and/or any Guarantor of such misrepresentation or misstatement and (B) the Borrower and/or any Guarantor learning of such misrepresentation or misstatement; or

  (e)
  Cross-Default:    The Borrower and/or any Guarantor shall fail to observe or perform any covenant, obligation, condition or agreement contained in The Meadows Construction Loan Agreement and/or any other Loan Document (as defined in The Meadows Construction Loan Agreement) that results in a default and/or Event of Default (as defined therein) thereunder; or

  (f)
  Insolvency, Voluntary Proceedings:    The Borrower and/or MEC shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (ii) or make application for or seek relief or protection of itself or for the benefit of their creditors under any of the sections, chapters or provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq. (the "Bankruptcy Code"); (iii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iv) make a general assignment for the benefit of itself or any of its creditors, (v) be dissolved or liquidated in full or in part, (vi) become insolvent (as such term may be defined or interpreted under any applicable statute), (vii) commence a voluntary case or other Proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other Proceeding commenced against it, or (viii) take any action for the purpose of effecting any of the foregoing; or

  (g)
  Involuntary Proceedings:    Proceedings for the appointment of a receiver, trustee, conservator, liquidator or custodian of the Borrower and/or MEC or of all or a substantial part of the property thereof, or an involuntary case or other Proceedings seeking liquidation, reorganization, dissolution, compromise, moratorium, protection, stay of proceedings of creditors or other relief with respect to the Borrower and/or MEC or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and such Proceeding is not contested or shall not be dismissed or discharged within 45 days of commencement, provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against any of the Borrower and/or MEC in the interim, such 45 day grace period will cease to apply and provided further that if the Borrower and/or MEC files an answer admitting the material allegations of a petition filed against it in any such Proceeding, such 45 day grace period will cease to apply; or

  (h)
  Judgments:    (i) One or more judgments, orders, decrees or arbitration awards requiring the Borrower and/or any Guarantor to pay an aggregate amount of One Million Dollars ($1,000,000) or more shall be rendered against the Borrower and/or any Guarantor in connection with any single or related series of transactions, incidents or circumstances and the same shall not be satisfied, vacated or stayed within 15 Business Days from the date of entry thereof and, if stayed, within such period the same has not been appealed and stayed during such appeal; provided that if enforcement and/or realization Proceedings are commenced in respect thereof, such 15 Business Day grace period shall cease to apply; (ii) any judgment, writ, assessment, warrant of attachment, tax lien or execution or similar process shall be issued or levied against a substantial part of the Property of any Loan Party which judgement is not stayed and dismissed or satisfied within 15 Business Days after issue or levy; or (iii) any other judgments, orders, decrees, arbitration awards, writs, assessments, warrants of attachment, tax liens or executions or similar processes which, alone or in the aggregate, could be reasonably expected to have a Material Adverse Effect are rendered, issued or levied; or

  (i)
  Loan Documents:    Any Loan Document or any material term thereof shall cease to be, or be asserted by the Borrower and/or any Guarantor not to be, a legal, valid and binding obligation of the Borrower and/or any Guarantor enforceable in accordance with its terms; or

  (j)
  Security:    Any Encumbrance intended to be created by any Security shall at any time be invalidated, subordinated or otherwise cease to be in full force and effect, for whatever reason, or any Encumbrance purported to be created by any Security shall cease to be, or shall be asserted by the Borrower and/or any Guarantor not to be, a valid, first priority (except as expressly otherwise provided in such Security or any other Loan Documents) perfected Encumbrance in the Collateral covered thereby; or

  (k)
  Employee Benefit Plans:    Any Reportable Event which constitutes grounds for the termination of any Employee Benefit Plan by the Borrower or any ERISA Affiliate of the Borrower or for the appointment of a trustee by the Borrower or any ERISA Affiliate of the Borrower to administer any Employee Benefit Plan shall occur, or any Employee Benefit Plan shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by the Borrower or any ERISA Affiliate of the Borrower to administer any Employee Benefit Plan; or

  (l)
  Change of Control:    Any change of control shall occur with respect to the Borrower and/or any Guarantor; or

  (m)
  Material Adverse Effect:    Any event, occurrence or condition which, in the opinion of Lender, has had a Material Adverse Effect; or

  (n)
  Default under Material Agreement:    A default or event of default, or any event or circumstance not yet constituting an event of default which, with the giving of any notice or the lapse of any period of time or both, would become an event of default, shall occur and be continuing under any Material Agreement; provided that other than in respect of the Material Agreements set out in Schedule 6.1(n), after giving effect to applicable grace periods under such other Material Agreements, the default or event of default under such other Material Agreements could be reasonably expected to have a Material Adverse Effect, unless within 30 days thereof, such event of default has been cured or such Material Agreement is replaced by an agreement in form and substance, and with a party, satisfactory to the Lender; or

  (o)
  Termination of Material Contract:    Any Material Agreement or any consent given thereunder shall cease to be in full force and effect, or any party to a Material Agreement states that such Material Agreement is no longer in full force and effect; provided that other than in respect of the Material Agreement set out in Schedule 6.1(n), the cessation, default or repudiation of such other Material Agreement has had or could be reasonably expected to have a Material Adverse Effect, unless within 30 days thereof such Material Agreement is replaced by an agreement in form and substance, and with a party, satisfactory to the Lender; or

  (p)
  Termination of Racing and/or Gaming Licenses:    Any racing and/or gaming licenses held by the Borrower or any of the Guarantors or any consent given thereunder shall cease to be in full force and effect or shall be materially and adversely changed or altered, provided that where such termination, change or alteration is capable of being cured and the Borrower is using all commercially reasonable efforts to so cure, the Borrower shall have up to 30 days to so cure; or

  (q)
  Delivery of Security:    The Borrower and/or any Guarantor shall have failed to deliver to the Lender on the Closing Date the Security required to be delivered pursuant to Section 5.1; or

  (r)
  Defaults of the Guarantors:    While the Gulfstream Guarantee and Indemnity is in effect, any of the Guarantors shall fail to observe or perform any covenant, obligation, condition or agreement contained in the Gulfstream Guarantee and Indemnity and such failure shall continue for 30 days; or

  (s)
  Representations and Warranties of the Guarantors:
  (i)
  Any representation, warranty, certificate, information or other statement (financial or otherwise) made or furnished by or on behalf of any of the Guarantors, while the Gulfstream Guarantee and Indemnity is in effect, to the Lender in or in connection with the Gulfstream Guarantee and Indemnity, or as an inducement to the Lender to enter into this Agreement, (A) that is not or has not been qualified by reference to "material", "in all material respects", "Material Adverse Effect" or any other materiality standard, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished, or (B)that is or has been qualified by reference to "material", "in all material respects", "Material Adverse Effect" or any other materiality standard, shall be false, incorrect, incomplete or misleading when made or furnished.

  (ii)
  No Event of Default under clause (i) above will occur if the misrepresentation or misstatement, or the circumstances giving rise to it, is or are capable of remedy and is or are remedied within 20 days of the earlier of (A) the Lender giving notice to the Guarantors of such misrepresentation or misstatement and (B) any of the Guarantors learning of such misrepresentation or misstatement; or

  (t)
  Insolvency, Voluntary Proceedings of the Guarantors:    While the Gulfstream Guarantee and Indemnity is in effect, any of the Guarantors shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of itself or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other Proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other Proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

  (u)
  Involuntary Proceedings of any of the Guarantors:    Proceedings for the appointment of a receiver, trustee, conservator, liquidator or custodian of any of the Guarantors, while the Gulfstream Guarantee and Indemnity is in effect, or of all or a substantial part of the property thereof, or an involuntary case or other Proceedings seeking liquidation, reorganization, dissolution, compromise, moratorium, protection, stay of proceedings of creditors or other relief with respect to any of the Guarantors or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and such Proceeding is not contested or shall not be dismissed or discharged within 45 days of commencement, provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against any of the Guarantors in the interim, such 45 day grace period will cease to apply and provided further that if any of the Guarantors files an answer admitting the material allegations of a petition filed against it in any such Proceeding, such 45 day grace period will cease to apply; or

  (v)
  Guarantee:    The Gulfstream Guarantee and Indemnity or any material term thereof shall cease to be, or be asserted by any of the Guarantors not to be, a legal, valid and binding obligation of any of the Guarantors, enforceable in accordance with its terms.

  As used herein and in the other Loan Documents, the term "Unmatured Event of Default" means any of the foregoing events described in this Section 9.1 which, if a notice were given or a cure or grace period expired, would become an Event of Default hereunder.

9.2   Acceleration; Remedies

        Upon the occurrence of an Event of Default, unless the Lender elects to waive such default in its sole and absolute discretion: (i) the Gulfstream Loan Amount including without duplication all accrued and unpaid interest, fees, expenses, closing costs and other amounts owing and the Gulfstream Unamortized Amount; and (ii) the General Pre-Payment Make-Whole Amount shall become immediately due and payable without notice to the Borrower and the Lender shall be entitled to all of the rights and remedies provided in the Loan Documents or at law or in equity. Each remedy provided in the Loan Documents is distinct and cumulative of all other rights or remedies under the Loan Documents or afforded by law or equity, and may be exercised concurrently, independently, or successively, in any order whatsoever. Upon the occurrence of an Event of Default, the Lender shall be entitled to remain in possession of the Property or any other collateral pledged to secure any obligation of the Borrower to the Lender, and to collect the rents therefrom and the Borrower shall and hereby consents thereto.

9.3   Waiver of Certain Rights

        The Borrower and each of the Guarantors hereby waives, each of the following, to the fullest extent permitted by law:

  (a)
  any defence based upon:

  (i)
  the unenforceability or invalidity of all or any part of the Loan, the Security, the Gulfstream Guarantee and Indemnity, or any other Loan Document, or any failure of the Lender to take proper care or act in a commercially reasonable manner in respect of the Security or any collateral subject to the Security, including in respect of any disposition of the Collateral or any set-off of the Borrower's bank deposits against the Loan;

  (ii)
  any act or omission of the Borrower or any other Persons, including the Guarantors, that directly or indirectly results in the discharge or release of the Borrower or any other person or any of the Loan or any Security; or

  (iii)
  any Guarantor's present or future method of dealing with the Borrower or any Security (or any Collateral subject to the Security) or any other guarantee for the Loan;

  (b)
  any right (whether now or hereafter existing) to require any Guarantor, as a condition to the enforcement of the Gulfstream Guarantee and Indemnity:

  (i)
  to accelerate the Loan or proceed and exhaust any recourse against the Borrower or any other person;

  (ii)
  to realize on any Security that it holds;

  (iii)
  to marshall the assets of the Borrower; or

  (iv)
  to pursue any other remedy that the Borrower may not be able to pursue itself and that might limit or reduce the Borrower's burden;

  (c)
  presentment, demand, protest and notice of any kind including, without limitation, notices of default and notice of acceptance of the Gulfstream Guarantee and Indemnity;

  (d)
  all suretyship defences and rights of every nature otherwise available under Florida or Pennsylvania law or other applicable laws; and

  (e)
  all other rights and defences (legal or equitable) the assertion or exercise of which would in any way diminish the liability of the Guarantors under the Gulfstream Guarantee and Indemnity.

ARTICLE 10

MISCELLANEOUS

10.1    Notices

        Any notice or other communication which may be or is required to be given or made pursuant to this Agreement shall be deemed to have been sufficiently and effectively given if signed by or on behalf of the party giving notice and sent by either personal service or paid registered mail to the party for which it is intended at its address as follows:

  (a)
  if to the Borrower, at:

    Gulfstream Park Racing Association, Inc.
    901 South Federal Highway
    Hallandale Beach, Florida
    33009-7199

    Fax:    954-457-6497
    Attention:    President

    with a copy to:

    Magna Entertainment Corp.
    337 Magna Drive
    Aurora, Ontario
    L4G 7K1

    Fax:    905-726-7448
    Attention:    Legal Department

  (b)
  if to the Lender, at:

    MID Islandi sf. Zug Branch
    Baarerstrasse 16, CH-6304 Zug Switzerland

    Fax:    +41 41 725 27 25
    Attention:    Thomas Schultheiss, Branch Manager

    with a copy to:

    MI Developments Inc.
    455 Magna Drive
    Aurora, Ontario, CANADA L4G 7A9

    Fax:    905-726-2095
    Attn:    General Counsel

  (c)
  if the Guarantors, at:

    MEC Pennsylvania Racing, Inc.
    Mountain Laurel Racing, Inc.
    Washington Trotting Association, Inc.
    P.O. Box 499
    Meadow Lands
    Pennsylvania, 15347
    Attn: President

    Tel: 724-229-9300
    Fax: 724-229-7518

    in each case, with a copy to:

    Magna Entertainment Corp.
    337 Magna Drive
    Aurora, Ontario
    L4G 7K1
    Attn: Legal Department

    Tel: 905-726-2462
    Fax: 905-726-7448

        Any notice or communication which may or is required to be given or made shall be made or given as herein provided or to such other address or in care of such other officer as a party may from time to time advise to the other parties hereto by notice in writing as aforesaid. The date of receipt of any such notice shall be the date of delivery of such notice if served personally or, if mailed as aforesaid, shall be deemed to be the fifth (5th) Business Day next following the date of such mailing. If at the date of any such mailing or on or before the third (3rd) Business Day thereafter there is a general interruption in the operation of the postal service in the United States of America which does or is likely to delay delivery by mail of such notice, to the extent possible, shall be served personally.

10.2    Amendment and Waiver

        No provision of this Agreement or the documents collateral thereto may be changed, modified or amended other than by an agreement in writing signed by the parties hereto.

10.3    Further Assurances

        From time to time, the Borrower and the Guarantors will execute and deliver to the Lender such additional documents and will provide such additional assurances and/or information as the Lender may reasonably require to carry out the terms of this Agreement and the other Loan Documents and be informed of the status and affairs of the Borrower and the Guarantors.

10.4    Enforcement and Waiver by the Lender

        The Lender shall have the right at all times to enforce the provisions of this Agreement and agreements to be delivered pursuant hereto in strict accordance with the terms hereof and thereof notwithstanding any conduct or custom on the part of the Lender in refraining from so doing at any time or times. The failure of the Lender at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of the Lender are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

10.5    Execution in Counterparts

        This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

10.6    Assignment

        The Loan Documents shall enure to the benefit of the Lender, its successors and assigns, and shall be binding upon the Borrower and the Guarantors, and their respective successors and assigns. Neither the Borrower nor any of the Guarantors shall assign, sell, convey or otherwise transfer any of its rights or obligations under the Loan or the Loan Documents. The Lender, may assign, sell, convey, grant participations in, pledge, or otherwise transfer all or any part of its rights or obligations under the Loan and the Loan Documents as follows (each a "Permitted Lender Assignee"): (a) at any time, to any Affiliate of the Lender, without the Borrower's or the Guarantors' consent; and (b) at any time during which an Event of Default has occurred and is continuing, to any third party, without the Borrower's or the Guarantor's consent. Any Permitted Lender Assignee shall provide written notice to the Borrower and the Guarantors of such assignment and its assumption of the obligations of the Lender hereunder and thereafter shall be entitled to the performance of all of the Borrower's and the Guarantors' agreements and obligations under the Loan and the Loan Documents and shall be entitled to enforce all the rights and remedies of the Lender under the Loan and the Loan Documents, for the benefit of such Permitted Lender Assignee, as fully as if such Permitted Lender Assignee was herein by name specifically given such rights and remedies. Each of the Borrower and the Guarantors expressly agrees that it will assert no claims or defenses that it may have against the Lender against any Permitted Lender Assignee, except those specifically available under this Agreement. In the event that the Borrower or any Guarantor shall become directly liable for any additional charges or levies by any governmental or regulatory authority in consequence of the operation of this Section 10.6, the Borrower shall give the Lender notice thereof and thereafter the Lender shall indemnify the Borrower or the Guarantor, as applicable, in full for any such charges or levies. The Borrower and the Guarantors shall be given written notice of any such assignment. The Borrower and the Guarantors shall cooperate with and perform the reasonable requirements of the Permitted Lender Assignee, but the costs and expenses, including reasonable legal fees and disbursements relating directly to or arising directly out of any such assignment shall not be the expense of the Borrower or the Guarantors.

10.7    Disclosure of Information to Potential Permitted Lender Assignees

        The Borrower and the Guarantors agree that the Lender shall have the right (but shall be under no obligation) to make available to any potential Permitted Lender Assignee any and all information which the Lender may have pursuant to the Loan Documents, provided such disclosure is not in violation of any applicable securities laws, rules or regulations and such potential Permitted Lender Assignee enters into a typical and customary confidentiality agreement in favor of the Borrower and the Guarantors.

10.8    Right to Cure

        The Lender may from time to time, in its sole and absolute discretion (but shall have no obligation to do so), for the Borrower's account and at the Borrower's expense, pay any amount or do any act required of the Borrower hereunder or required under the Loan Documents, the Material Agreements and/or the Construction Agreements or requested by the Lender to preserve, protect, maintain or enforce the Loan, the Gulfstream Property or any other collateral, and which the Borrower fails to pay or do or cause to be paid or done, including, without limitation, payment of insurance premiums, taxes or assessments, warehouse charge, finishing or processing charge, landlord's claim, and any other lien upon or with respect to the Properties or any other collateral. All payments that the Lender makes pursuant to this Section and all out-of-pocket costs and expenses that the Lender pays or incurs in connection with any action taken by it hereunder shall be deemed Costs. Any payment made or other action taken by the Lender pursuant to this Section shall be without prejudice to any right to assert an Event of Default hereunder and to pursue the Lender's other rights and remedies with respect thereto.

10.9    Forbearance by the Lender Not a Waiver

        Any forbearance by the Lender in exercising any right or remedy under any of the Loan Documents, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. The Lender's acceptance of payment of any sum secured by any of the Loan Documents after the due date of such payment shall not be a waiver of the Lender's right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other liens or charges by the Lender shall not be a waiver of the Lender's right to accelerate the maturity of the Loan, nor shall the Lender's receipt of any awards, proceeds or damages operate to cure or waive the Borrower's or any of the Guarantors' default in payment or sums secured by any of the Loan Documents. With respect to all Loan Documents, only waivers made in writing by the Lender shall be effective against the Lender.

10.10    Waiver of Statute of Limitations and Other Defenses

        The Borrower and Guarantors hereby waive the right to assert any statute of limitations or any other defense as a bar to the enforcement of the lien created by any of the Loan Documents or to any action brought to enforce the Gulfstream Note or any other obligation secured by any of the Loan Documents.

10.11    Relationship and Indemnity

        The relationship between the Lender and the Borrower and the Guarantors shall be that of creditor-debtor only. No term in this Agreement or in the other Loan Documents, nor any shareholder or other Affiliate relationship between the parties, and no course of dealing between the parties shall be deemed to create any relationship of agency, partnership or joint venture or any fiduciary duty by the Lender to any other party.

        To the fullest extent permitted by law, the Borrower and the Guarantors hereby agree to indemnify, protect, hold harmless and defend the Lender, its successors, assigns and members, shareholders, directors, officers, employees, and agents from and against any and all losses, damages, costs, expenses (including reasonable attorneys' fees (including, but not limited to, all appellate level and post-judgment proceedings), claims, proceedings, penalties, fines and other sanctions arising from or relating to the transactions contemplated this Agreement and the other Loan Documents, and which arise out of or relate to (a) environmental matters, (b) breach by the Borrower and/or the Guarantors of any of their respective representations, warranties or covenants set forth in this Agreement and the other Loan Documents, (c) any acts or omissions of the Borrower and/or the Guarantors or any agent or contractor thereof, and (d) the business of the Borrower and/or the Guarantors. Upon written request by an indemnitee, the Borrower and the Guarantors will undertake, at their own costs and expense, on behalf of such indemnitee, using counsel satisfactory to the indemnitee in such indemnitee's reasonable discretion, the defense of any legal action or proceeding whether or not such indemnitee shall be a party and for which such indemnitee is entitled to be indemnified pursuant to this Section. At the Lender's option, the Lender may, at the Borrower's and/or and the Guarantors expense, prosecute or defend any action involving the priority, validity or enforceability of the Gulfstream/Aventura Mortgage and/or The Meadows Mortgage. The obligations of the Borrower and the Guarantors under this Section 10.11 shall survive the payment and performance of the Indebtedness, liabilities and obligations of the Borrower and the Guarantors under, and the termination and release by the Lender of, this Agreement and the other Loan Documents.

10.12    Successors and Assigns Bound; Joint and Several Liability; Agents; and Captions

        The covenants and agreements contained in the Loan Documents shall bind, and the rights thereunder shall inure to, the respective permitted successors and assigns of the Lender, the Borrower and the Guarantors, subject to the provisions of this Agreement. All covenants and agreements of the Borrower and the Guarantors shall be joint and several. In exercising any rights under the Loan Documents or taking any actions provided for therein, the Lender may act through its employees, agents or independent contractors as authorized by the Lender.

10.13    Loss of Gulfstream Note

        Upon notice from the Lender of the loss, theft, or destruction of the Gulfstream Note and upon receipt of an indemnity reasonably satisfactory to the Borrower from the Lender, or in the case of mutilation of the Gulfstream Note, upon surrender of the mutilated Gulfstream Note, the Borrower shall make and deliver a new note of like tenor in lieu of the then to be superseded Gulfstream Note.

10.14    Time of Essence

        Time is of the essence of this Agreement and the performance of each of the covenants and agreement contained herein.

10.15    Service of Process/Venue

        The Borrower hereby consents to service of process, and to be sued, in the State of Florida and consents to the jurisdiction of the state and federal courts where the Gulfstream Property is located as well as the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, or other proceeding arising out of any of their obligations hereunder, and expressly waive any and all objections they may have as to venue in any such courts. Further, in the Lender's sole and absolute discretion, suits to enforce this Agreement or in any way relating to the subject matter of this Agreement may be brought by the Lender in any court located within the State or County where any portion of the real property included in either of Properties is located or in the United States District Court having jurisdiction over all or any portion of the real property included in the Gulfstream Property.

10.16    Jury Trial Waiver

        THE BORROWER AND THE LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT AND THE BUSINESS RELATIONSHIP THAT IS BEING ESTABLISHED. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY THE BORROWER AND THE LENDER, AND THE BORROWER ACKNOWLEDGES THAT NEITHER THE LENDER NOR ANY PERSON ACTING ON BEHALF OF THE LENDER HAS MADE ANY REPRESENTATIONS OF FACT TO INCLUDE THIS WAIVER OF TRIAL BY JURY OR HAS TAKEN ANY ACTIONS WHICH IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THE BORROWER AND THE LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH OF THEM HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH OF THEM WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. THE BORROWER AND LENDER FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED (OR HAVE HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL.

10.17    Final Agreement/Modification

        This Agreement, together with the other Loan Documents is intended as the final expression of the agreement between the Borrower and the Lender. All prior discussions, negotiations and agreements are of no further force and effect. This Agreement can be modified only in writing executed by all parties and the written agreement may not be contradicted by any evidence of any alleged oral agreement.

10.18    Continuing Agreement

        This Agreement shall in all respects be a continuing agreement and shall remain in full force and effect (notwithstanding, without limitation, the death, incompetency or dissolution of any of the Borrower or any of the Guarantors).

10.19    No Third Party Beneficiaries

        This Agreement, the Gulfstream/Aventura Mortgage, the Gulfstream Note and the other Loan Documents are made for the sole benefit of the Lender and the Borrower, and no other party shall have any legal interest of any kind under or by reason of any of the foregoing. Whether or not the Lender elects to employ any or all the rights, powers or remedies available to it under any of the foregoing, the Lender shall have no obligation or liability of any kind to any third party by reason of any of the foregoing or any of the Lender's actions or omissions pursuant thereto or otherwise in connection with this transaction.

10.20    Appointment of Administrative Agent

        The Lender may, at its discretion, following written notice to the Borrower, appoint and authorize an administrative agent (an "Administrative Agent") to act as its agent hereunder and under the other Loan Documents with such powers as are expressly delegated to such Administrative Agent by the terms of such appointment, together with such other powers as are reasonably incidental thereto. Any such Administrative Agent may resign at any time by giving 10 days' prior written notice thereof to the Borrower and the Lender, and the Administrative Agent may be removed at any time with or without cause by the Lender. Upon any such resignation or removal, the Lender shall have the right to appoint a successor Administrative Agent.

10.21    No Brokers

        Each of the Borrower and the Guarantors, on the one hand, and the Lender, on the other hand, warrants and represents to the other that it has not employed any broker or agent in connection with the transaction contemplated hereby. Each of the Borrower and the Guarantors, on the one hand, and the Lender, on the other hand, shall indemnify and hold the other harmless from any loss or cost suffered or incurred by it as a result of any commission owed to any broker or agent claiming a commission due as a result of representing such party (or any of its Affiliates) with respect hereto.

10.22    Certain Provisions relating to the Guarantors

        The provisions of this Agreement with respect to each of The Meadows Operators, as Guarantors, will not be operative unless approved by The State Harness Racing Commission of Pennsylvania under 58 Pa. Code Section 185.22. Each of the Guarantors covenants that they will promptly seek such approval, and further covenants that they will not take any act (or omit to take any act) that disqualifies them from applying, obtaining, maintaining or receiving a license under the Pennsylvania Race Horse Development and Gaming Act, 4 Pa. C.S.A. Sections 1101-1904 (2004) or related regulations as in effect from time to time.

10.23    ACKNOWLEDGMENT

        THE BORROWER ACKNOWLEDGES THAT IT HAS THOROUGHLY READ AND REVIEWED THE TERMS AND PROVISIONS OF THIS AGREEMENT, THE ATTACHED SCHEDULES AND THE LOAN DOCUMENTS AND IS FAMILIAR WITH THE TERMS OF SAME; THAT THE TERMS AND PROVISIONS CONTAINED IN THIS AGREEMENT HAVE BEEN THOROUGHLY READ BY THE BORROWER AND ARE CLEARLY UNDERSTOOD AND FULLY AND UNCONDITIONALLY CONSENTED TO BY THE BORROWER. THE BORROWER HAS HAD FULL BENEFIT AND ADVICE OF COUNSEL OF ITS SELECTION, IN REGARD TO UNDERSTANDING THE TERMS, MEANING, AND EFFECTS OF THIS AGREEMENT. THE BORROWER FURTHER ACKNOWLEDGES THAT ITS EXECUTION OF THIS AGREEMENT AND THE LOAN DOCUMENTS IS DONE FREELY, VOLUNTARILY AND WITH FULL KNOWLEDGE, AND WITHOUT DURESS, AND THAT IN EXECUTING THIS AGREEMENT AND THE LOAN DOCUMENTS, THE BORROWER HAS RELIED ON NO OTHER REPRESENTATIONS, EITHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, MADE TO IT BY ANY OTHER PARTY TO THE AGREEMENT; AND THAT THE CONSIDERATION RECEIVED BY THE BORROWER UNDER THIS AGREEMENT AND THE LOAN DOCUMENTS AND HAS BEEN ACTUAL AND ADEQUATE.

        IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement or have caused the same to be executed by their duly authorized representatives as of the date first above written.

GULFSTREAM PARK RACING ASSOCIATION, INC.
by	/s/ BLAKE TOHANA Name: Blake Tohana Title: Executive Vice President and Chief Financial Officer
/s/ MARY LYN SEYMOUR Name: Mary Lyn Seymour Title: Controller
We have authority to bind the Corporation
MEC PENNSYLVANIA RACING, INC.
by	/s/ BLAKE TOHANA Name: Blake Tohana Title: Executive Vice President and Chief Financial Officer
/s/ MARY LYN SEYMOUR Name: Mary Lyn Seymour Title: Controller
We have authority to bind the Corporation.

WASHINGTON TROTTING ASSOCIATION, INC.
by	/s/ BLAKE TOHANA Name: Blake Tohana Title: Executive Vice President and Chief Financial Officer
/s/ MARY LYN SEYMOUR Name: Mary Lyn Seymour Title: Controller
We have authority to bind the Corporation.
MOUNTAIN LAUREL RACING, INC.
by	/s/ BLAKE TOHANA Name: Blake Tohana Title: Executive Vice President and Chief Financial Officer
/s/ MARY LYN SEYMOUR Name: Mary Lyn Seymour Title: Controller
We have authority to bind the Corporation.
MID ISLANDI SF. ACTING THROUGH ITS ZUG BRANCH
by	/s/ THOMAS SCHULTHEISS Name: Thomas Schultheiss Title: Branch Manager
/s/ HERTA KESSLER Name: Herta Kessler Title: Branch Manager

QuickLinks

LOAN AGREEMENT
ARTICLE 1 ARTICLE DEFINITIONS
ARTICLE 2 THE LOAN
ARTICLE 3 PAYMENTS AND INTEREST
ARTICLE 4 ADVANCES UNDER THE LOAN
ARTICLE 5 SECURITY FOR LOAN
ARTICLE 6 REPRESENTATIONS AND WARRANTIES
ARTICLE 7 AFFIRMATIVE COVENANTS
ARTICLE 8 NEGATIVE COVENANTS
ARTICLE 9 EVENTS OF DEFAULT; ACCELERATION OF INDEBTEDNESS
ARTICLE 10 MISCELLANEOUS